                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-40669
          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER 10, 1997
                                 $4,300,000,000
                  International Business Machines Corporation
                               Medium-Term Notes
                    DUE ONE YEAR OR MORE FROM DATE OF ISSUE
                            ------------------------
  INTERNATIONAL BUSINESS MACHINES CORPORATION (THE "COMPANY") MAY FROM TIME TO TIME OFFER MEDIUM-TERM NOTES (THE "NOTES"), WITH AN AGGREGATE INITIAL PUBLIC
   OFFERING PRICE OR PURCHASE PRICE OF UP TO $4,300,000,000 OR THE EQUIVALENT THEREOF IF ANY NOTES ARE DENOMINATED IN CURRENCIES OR CURRENCY UNITS OTHER
    THAN U.S. DOLLARS, SUBJECT TO REDUCTION AS A RESULT OF THE SALE OF OTHER SECURITIES (AS DEFINED IN THE PROSPECTUS). EACH NOTE WILL BEAR INTEREST
       AT A FIXED OR FLOATING RATE AS INDICATED IN THE APPLICABLE PRICING
        SUPPLEMENT (THE "PRICING SUPPLEMENT") TO BE DELIVERED WITH THIS
      PROSPECTUS SUPPLEMENT TO THE PURCHASER OF SUCH NOTE. EACH NOTE WILL
        MATURE FROM ONE YEAR OR MORE FROM ITS DATE OF ISSUE AND MAY BE
       SUBJECT TO REDEMPTION OR REPAYMENT PRIOR TO MATURITY, AS SET FORTH
      IN THE APPLICABLE PRICING SUPPLEMENT. EACH FIXED RATE NOTE WILL PAY
       INTEREST ON APRIL 1 AND OCTOBER 1 OF EACH YEAR, UNLESS OTHERWISE
            SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT, AND EACH
         FLOATING RATE NOTE WILL PAY INTEREST ON THE DATES SPECIFIED IN
                       THE APPLICABLE PRICING SUPPLEMENT.

THE NOTES WILL BE ISSUED IN FULLY REGISTERED FORM, WITHOUT COUPONS, AND WILL BE
     REPRESENTED BY EITHER A GLOBAL SECURITY REGISTERED IN THE NAME OF THE
      DEPOSITORY TRUST COMPANY, AS DEPOSITARY (A "BOOK-ENTRY NOTE"), OR A CERTIFICATE ISSUED IN DEFINITIVE FORM, AS SET FORTH IN THE APPLICABLE
   PRICING SUPPLEMENT. BENEFICIAL INTERESTS IN BOOK-ENTRY NOTES WILL BE SHOWN
     ON, AND THE TRANSFER OF THAT OWNERSHIP WILL BE EFFECTED ONLY THROUGH, RECORDS MAINTAINED BY THE DEPOSITARY (WITH RESPECT TO ITS PARTICIPANTS' INTERESTS) AND ITS PARTICIPANTS. EXCEPT AS DESCRIBED IN "DESCRIPTION OF
     THE NOTES--BOOK-ENTRY NOTES," OWNERS OF BENEFICIAL INTERESTS IN GLOBAL
      SECURITIES WILL NOT BE ENTITLED TO RECEIVE NOTES IN DEFINITIVE FORM
             AND WILL NOT BE CONSIDERED TO BE THE HOLDERS THEREOF.

  EACH NOTE MAY BE DENOMINATED OR PAYABLE IN U.S. DOLLARS, A FOREIGN CURRENCY, FOREIGN CURRENCIES, EUROPEAN CURRENCY UNITS ("ECU") OR ANOTHER CURRENCY UNIT OR
     CURRENCY UNITS, AS SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT (THE "SPECIFIED CURRENCY"). UNLESS OTHERWISE INDICATED IN THE APPLICABLE PRICING
    SUPPLEMENT, NOTES DENOMINATED IN U.S. DOLLARS WILL BE ISSUED IN MINIMUM DENOMINATIONS OF $1,000 AND INTEGRAL MULTIPLES THEREOF. THE AUTHORIZED DENOMINATIONS OF NOTES NOT DENOMINATED IN U.S. DOLLARS WILL BE SET FORTH
    IN THE APPLICABLE PRICING SUPPLEMENT. SEE "DESCRIPTION OF THE NOTES" IN
      THIS PROSPECTUS SUPPLEMENT AND "DESCRIPTION OF THE DEBT SECURITIES"
                               IN THE PROSPECTUS.
                         ------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE ACCOMPANYING
            PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                          PRICE TO                                                   PROCEEDS TO
                                         PUBLIC(1)          AGENTS' COMMISSIONS(2)                  COMPANY(2)(3)
                                     ------------------  -----------------------------  --------------------------------------
PER NOTE...........................         100%                  .150%-.750%                      99.250%-99.850%
TOTAL(4)...........................  $    4,300,000,000  $       6,450,000-$32,250,000  $         4,267,750,000-$4,293,550,000

------------------------------
(1) UNLESS OTHERWISE SPECIFIED IN A PRICING SUPPLEMENT, THE PRICE TO THE PUBLIC OF EACH NOTE WILL BE 100% OF ITS PRINCIPAL AMOUNT.
(2) THE COMPANY WILL PAY TO CREDIT SUISSE FIRST BOSTON CORPORATION, GOLDMAN, SACHS & CO., MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, MORGAN STANLEY & CO. INCORPORATED AND SALOMON BROTHERS INC (EACH AN "AGENT") A COMMISSION RANGING FROM .150% TO .750% OF THE PRINCIPAL AMOUNT OF ANY NOTE, DEPENDING UPON MATURITY, SOLD THROUGH SUCH AGENT. COMMISSION ON ANY NOTE WITH A MATURITY MORE THAN 30 YEARS WILL BE NEGOTIATED AT THE TIME OF SALE. THE COMPANY MAY ALSO SELL NOTES TO ANY AGENT, AS PRINCIPAL, AT A DISCOUNT. THE COMPANY WILL INDEMNIFY THE AGENTS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933. THE COMPANY MAY REPLACE THE AGENTS OR APPOINT ADDITIONAL AGENTS FROM TIME TO TIME.
(3) ASSUMING NOTES ARE ISSUED AT 100% OF PRINCIPAL AMOUNT AND BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $1,000,000.
(4) IN U.S. DOLLARS OR, FOR NOTES DENOMINATED IN FOREIGN CURRENCIES OR CURRENCY UNITS, THE EQUIVALENT THEREOF BASED ON THE PREVAILING EXCHANGE RATES AT THE RESPECTIVE TIMES SUCH NOTES ARE FIRST OFFERED.
                         ------------------------------

    THE NOTES ARE BEING OFFERED ON A CONTINUING BASIS BY THE COMPANY THROUGH THE AGENTS, WHO WILL AGREE TO USE THEIR REASONABLE EFFORTS TO SOLICIT PURCHASES OF THE NOTES. THE INITIAL PURCHASER MAY PROPOSE CERTAIN TERMS OF THE NOTES, INCLUDING THE MATURITY, INTEREST RATE OR INTEREST RATE FORMULA AND PRINCIPAL AMOUNT AND TERMS, IF ANY, OF REDEMPTION, BUT THE COMPANY WILL HAVE THE SOLE RIGHT TO ACCEPT ANY OFFERS TO PURCHASE NOTES. PAYMENT OF THE PURCHASE PRICE OF NOTES WILL BE REQUIRED TO BE MADE IN FUNDS IMMEDIATELY AVAILABLE IN THE CITY OF NEW YORK. THE NOTES MAY BE SOLD AT A DISCOUNT TO ANY AGENT, AS PRINCIPAL, FOR RESALE TO ONE OR MORE INVESTORS AT VARYING PRICES RELATED TO PREVAILING MARKET PRICES AT THE TIME OF RESALE, OR, IF SET FORTH IN THE APPLICABLE PRICING SUPPLEMENT, AT A FIXED PUBLIC OFFERING PRICE, AS DETERMINED BY SUCH AGENT, OR SOLD DIRECTLY TO PURCHASERS BY THE COMPANY ON ITS OWN BEHALF IN THOSE JURISDICTIONS WHERE IT IS AUTHORIZED TO DO SO. UNLESS OTHERWISE INDICATED IN THE APPLICABLE PRICING SUPPLEMENT, THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE, AND THERE CAN BE NO ASSURANCE THAT THERE WILL BE A SECONDARY MARKET FOR THE NOTES. THE COMPANY RESERVES THE RIGHT TO WITHDRAW, CANCEL OR MODIFY THE OFFER OR SOLICITATION OF OFFERS MADE HEREBY WITHOUT NOTICE. THE COMPANY OR ANY AGENT, IF IT SOLICITS SUCH OFFER, MAY REJECT ANY OFFER TO PURCHASE NOTES IN WHOLE OR IN PART. SEE "PLAN OF DISTRIBUTION."

Credit Suisse First Boston

               Goldman, Sachs & Co.

                              Merrill Lynch & Co.

                                            Morgan Stanley Dean Witter

                                                         Salomon Smith Barney

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 12, 1997

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN
TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE AGENTS MAY OVERALLOT IN CONNECTION WITH ANY OFFERING OF THE NOTES, AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                            DESCRIPTION OF THE NOTES

    THE FOLLOWING DESCRIPTION OF THE PARTICULAR TERMS OF THE NOTES OFFERED HEREBY SUPPLEMENTS, AND TO THE EXTENT INCONSISTENT THEREWITH REPLACES, THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF THE DEBT SECURITIES SET FORTH IN THE PROSPECTUS, TO WHICH DESCRIPTION REFERENCE IS HEREBY MADE. CAPITALIZED DEBT TERMS NOT DEFINED HEREIN HAVE THE MEANINGS ASSIGNED TO SUCH TERMS IN THE PROSPECTUS OR THE SENIOR INDENTURE. THE PROVISIONS OF THE NOTES SUMMARIZED HEREIN WILL APPLY TO EACH NOTE UNLESS OTHERWISE INDICATED IN THE APPLICABLE PRICING SUPPLEMENT.

GENERAL

    Each issue of the Notes will constitute a separate series of Senior Debt Securities described in the accompanying Prospectus. Each Fixed Rate Note will mature on a Business Day, and each Floating Rate Note will mature on a Business Day that is also an Interest Payment Date, that is one year or more from its date of issue. The initial purchaser may propose certain terms of the Notes, including the maturity, interest rate or interest rate formula and principal amount and terms, if any, of redemption, but the Company will have the sole right to accept any offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. The Notes will be issued as Registered Securities, without coupons.

    Each Note may be denominated or payable in U.S. dollars or in a foreign currency, foreign currencies, a currency unit or currency units, or in any other unit as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in U.S. dollars will be issued in minimum denominations of $1,000 and integral multiples thereof. If specified in the applicable Pricing Supplement, the amount of payments of principal or interest on a series of Notes may be determined by reference to an index based on one or more currencies or currency units or to other indices. Unless otherwise indicated in the applicable Pricing Supplement, currency amounts in this Prospectus Supplement, the accompanying Prospectus and any Pricing Supplement are stated in United States dollars ("$", "U.S. $", "dollars" or "U.S. dollars").

    Each Note will be issued initially as either a Book-Entry Note or as Notes issued in definitive form. Currently, only the Notes that are denominated and payable in U.S. dollars may be issued as Book-Entry Notes. See "Book-Entry Notes."

    The U.S. dollar equivalent of the public offering price or purchase price of a Note having a Specified Currency other than U.S. dollars will be determined on the basis of the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York (the "Market Exchange Rate") for such Specified Currency on the applicable issue date. Such determination will be made by the Company or its agent, as exchange rate agent for the Notes (the "Exchange Rate Agent").

    Unless otherwise specified in the applicable Pricing Supplement, "Business Day" as used in this Prospectus Supplement and the Prospectus means each day on which commercial banks and foreign exchange markets settle payments in the Place of Payment referred to below and also, with respect to any LIBOR Note (as defined below), is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market (a "London Banking Day").

PAYMENT OF PRINCIPAL AND INTEREST PAYABLE IN A SPECIFIED CURRENCY OTHER THAN
  U.S. DOLLARS

    The principal of and any premium and interest on each Note are payable by the Company in the Specified Currency for such Note. If the Specified Currency for a Note is other than U.S. dollars, the Company will (unless otherwise specified in the applicable Pricing Supplement) arrange to convert all payments in respect of such Note into U.S. dollars in the manner described in the following paragraph. The holder of a Note having a Specified Currency other than U.S. dollars may (if the applicable Pricing Supplement and such Note so indicate) elect to receive all payments in respect of such Note in the Specified Currency by delivery of a written notice to the Trustee for such Note not later than fifteen calendar days prior to the applicable payment date, except under the circumstances described under "Currency Risks--Payment Currency" below. Such election will remain in effect until revoked by written notice to such Trustee received not later than fifteen calendar days prior to the applicable payment date.

    In the case of a Note having a Specified Currency other than U.S. dollars, the amount of any U.S. dollar payment in respect of such Note will be determined by the Exchange Rate Agent based on the highest firm bid quotation expressed in U.S. dollars received by the Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date (or, if no such rate is quoted on such date, the last date on which such rate was quoted), from three (or, if three are not available, then two) recognized foreign exchange dealers in The City of New York (one of which may be the Agent and another of which may be the Exchange Rate Agent) selected by the Exchange Rate Agent, for the purchase by the quoting dealer, for settlement on such payment date, of the aggregate amount of such Specified Currency payable on such payment date in respect of all Notes denominated in such Specified Currency. All currency exchange costs will be borne by the registered holders of such Notes by deductions from such payments. If no such bid quotations are available, such payments will be made in such Specified Currency, unless such Specified Currency is unavailable due to the imposition of exchange controls or to other circumstances beyond the Company's control, in which case such payments will be made as described under "Currency Risks--Payment Currency" below.

PAYMENTS AT MATURITY

    Payments of principal and interest at maturity and upon redemption will be made in immediately available funds at the office of the Company's paying agent at the Special Issues Processing Department of The Chase Manhattan Bank, Corporate Trust Securities Window, 55 Water Street, Room 234, North Building, New York, NY 10041 or such other office as shall be specified in the applicable Pricing Supplement (the "Place of Payment"), provided that the Note is presented at the Place of Payment in sufficient time for it to make such payment in accordance with its usual procedures. The Notes may also be presented at such office for registration of transfer and exchange.

INTEREST RATES AND PAYMENTS

    Each Note will bear interest from the later of (i) the original issue date specified on the face of such Note and (ii) the most recent Interest Payment Date to which interest has been paid occurring on or before the date of authentication of such Note. Notes will bear interest at either (a) a fixed rate indicated in the Pricing Supplement, in the case of a Fixed Rate Note, (b) a rate calculated pursuant to an interest rate formula set forth in the Pricing Supplement, in the case of a Floating Rate Note, or (c) in such other manner specified in the applicable Pricing Supplement.

FIXED RATE NOTES

    Unless otherwise indicated in the applicable Pricing Supplement, the Interest Payment Dates for Fixed Rate Notes will be April 1 and October 1 of each year and upon maturity or, if applicable, upon redemption, and the Regular Record Dates for payments of interest on Fixed Rate Notes will be March 15 and September 15 of each year. Interest payable on any Interest Payment Date for a Fixed Rate Note will be payable by check mailed to the person in whose name such Note is registered at the close of business on the Regular Record Date next preceding such Interest Payment Date, except that (a) on any Note originally issued after a Regular Record Date and prior to the next succeeding Interest Payment Date, the first payment of interest on such Note will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such next Regular Record Date and (b) interest payable at maturity (or upon redemption) will be payable to the person to whom the principal of such Note is payable. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. Unless otherwise specified in the applicable Pricing Supplement, in any case where any payment of principal, premium or interest on a Fixed Rate Note is due on a day that is not a Business Day, that payment may be made on the next succeeding Business Day. No additional interest will accrue as a result of the delay in payment.

FLOATING RATE NOTES

    The applicable Pricing Supplement will designate one of the following interest rate bases as applicable to each Floating Rate Note: (a) LIBOR, in the case of a LIBOR Note, (b) Treasury Rate, in the case of a Treasury Rate Note,
(c) Prime Rate, in the case of a Prime Rate Note, (d) Commercial Paper Rate, in the case of a Commercial Paper Rate Note, (e) Federal Funds Rate, in the case of a Federal Funds Rate Note or (f) such other interest rate basis as is set forth in such Pricing Supplement. Each Floating Rate Note will bear interest at a rate determined by reference to the interest rate basis specified in the Pricing Supplement (i) plus or minus (as specified in the Pricing Supplement) the Spread, if any, or (ii) multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points specified in the Pricing Supplement as being applicable to such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the Pricing Supplement as being applicable to such Floating Rate Note. Any Floating Rate Note may also have either or both of the following, as specified in the applicable Pricing Supplement: (i) a maximum interest rate limitation, or ceiling, on the rate of interest which may apply during any interest period; and (ii) a minimum interest rate limitation, or floor, on the rate of interest which may apply during any interest period. In addition, the applicable Pricing Supplement will define or particularize for each Floating Rate Note the following terms, if applicable: Index Maturity, Initial Interest Rate, Interest Payment Dates and Interest Reset Dates.

    The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually on the Interest Reset Date or Dates specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week (except as provided below); in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of the month of each year specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next day that is a Business Day, except, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the next preceding Business Day.

    The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second London Banking Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Business Day immediately following such auction date. The Interest Determination Date pertaining to an Interest Reset Date for a Commercial Paper Rate Note, for a Federal Funds Rate Note or for a Prime Rate Note will be the second Business Day next preceding such Interest Reset Date.

    Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, the Interest Payment Dates in the case of Floating Rate Notes which reset daily, weekly or monthly will be the third Wednesday of each month or the third Wednesday of March, June, September and December of each year (as indicated in the applicable Pricing Supplement); in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; in the case of Floating Rate Notes which reset annually, the third Wednesday of the month specified in the applicable Pricing Supplement; and, in each case, at maturity. If an Interest Payment Date with respect to any Floating Rate Note would otherwise fall on a day that is not a Business Day, such Interest Payment Date will be the following day that is a Business Day, except that in the case of a LIBOR Note, if such day falls in the next calendar month, such Interest Payment Date will be the next preceding day that is a Business Day.

    Unless specified in the applicable Pricing Supplement, the Regular Record Date for each payment of interest on a Floating Rate Note will be the 15th calendar day prior to the applicable Interest Payment Date. Interest payable on any Interest Payment Date for a Floating Rate Note will be payable by check mailed to the person in whose name such Floating Rate Note is registered at the close of business on the Regular Record Date for such Interest Payment Date, except that (a) on any Floating Rate Note originally issued between a Regular Record Date and an Interest Payment Date, the first payment of interest on such Note will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such next Regular Record Date and
(b) interest payable at maturity (or upon redemption or repayment) will be payable to the person to whom the principal of the Floating Rate Note is payable.

    Interest payments for Floating Rate Notes will include accrued interest from the original issue date or from the last date in respect of which interest has been paid, as the case may be, to, but excluding, the applicable Interest Payment Date. Accrued interest will be calculated by multiplying the principal amount of a Note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor (rounded to the nearest one-hundred thousandth of a percent) for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of LIBOR Notes, Prime Rate Notes, Commercial Paper Rate Notes and Federal Funds Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes. The interest rate in effect on each day will be (a) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to such Interest Reset Date, or (b) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date, subject in either case to any maximum or minimum interest rate limitation referred to above and to any adjustment by a Spread or a Spread Multiplier referred to above; PROVIDED, HOWEVER, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the Initial Interest Rate specified in the Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," where applicable, pertaining to an Interest Determination Date is the earlier of (i) the tenth calendar day after such Interest Determination Date or if any such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or maturity, as the case may be.

    Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation on Floating Rate Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percent, with five one-millionths of a percent rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upwards).

    Unless otherwise indicated in the applicable Pricing Supplement, The Chase Manhattan Bank will be the initial Calculation Agent with respect to each series of Notes. The Calculation Agent will, upon the request of the holder of any Floating Rate Note, provide the interest rate then in effect and, if determined, the interest rate which will become effective as a result of a determination made with respect to the most recent Interest Determination Date with respect to such Note.

    The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Under present applicable New York law, the maximum rate of interest is 25% per annum on a simple interest basis. No limit applies to Notes in which $2,500,000 or more has been invested.

LIBOR NOTES

    LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread or Spread Multiplier, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

    Unless otherwise indicated in the applicable Pricing Supplement, with respect to a LIBOR Note indexed to the offered rates for U.S. dollar deposits, "LIBOR" will be determined by the Calculation Agent in accordance with the following provisions:

        (i) With respect to an Interest Determination Date, LIBOR will be: (a) If the Designated LIBOR Page specified on the applicable Pricing Supplement is Telerate Page 3750 (as defined below), the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following that Interest Determination Date, that appears on the Telerate Page 3750 as of 11:00 a.m., London time, on that Interest Determination Date or (b) if the Designated LIBOR Page specified on the applicable Pricing Supplement is Reuters Screen LIBO Page (as defined below), the arithmetic mean of the offered rates for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, which appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on the Interest Determination Date. In the case where (a) above applies, if no rate appears, or in the case where (b) above applies, if fewer than two offered rates appear, LIBOR in respect of the Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

        (ii) With respect to an Interest Determination Date on which this provision applies, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company) at approximately 11:00 a.m., London time, on that Interest Determination Date to prime banks in the London interbank market having the Index Maturity designated in the Pricing Supplement commencing on the second London Banking Day immediately following that Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1 million that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of that Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of that Interest Determination Date will be the arithmetic mean of the rates quoted by three major money center banks in The City of New York selected by the Calculation Agent (after consultation with the Company) at approximately 11:00 a.m., New York City time, on that Interest Determination Date for loans in U.S. dollars to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Banking Day immediately following that Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1 million that is representative for a single transaction in such market at such time; PROVIDED, HOWEVER, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR for the applicable period will be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

    "Telerate Page 3750" means the display designated on page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). "Reuters Screen LIBO Page" means the display designated as Page "LIBO" on the Reuters Monitor Money Rate Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London Interbank offered rates of major banks). The selection of the Designated LIBOR Page as the basis for determining LIBOR will be specified in the applicable Pricing Supplement. If no Designated LIBOR Page is specified in such Pricing Supplement, LIBOR will be determined as if the Telerate Page 3750 had been specified as the Designated LIBOR Page.

TREASURY RATE NOTES

    Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

    "Treasury Rate" means, with respect to any Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" ("H.15(519)"), or any successor publication of the Board of Governors of the Federal Reserve System, under the heading "Treasury bills-- auction average (investment)" or, if not so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate, expressed as a Bond Equivalent Yield (as defined below), as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 p.m., New York City time, on such Calculation Date or if no such auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity, expressed as a Bond Equivalent Yield, of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent (after consultation with the Company) for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; PROVIDED, HOWEVER, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate will be the Treasury Rate in effect on such Interest Determination Date.

    "Bond Equivalent Yield" means a yield (expressed as a percentage rounded to the nearest one-hundred thousandth of a percent) calculated in accordance with the following formula:

  Bond Equivalent Yield =       D X N       X 100
                            360 - (D X M)

where "D" refers to the per annum rate for Treasury bills, quoted on a bank discount basis and expressed as a decimal; "N" refers to the actual number of days in the year for which interest is being calculated; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

PRIME RATE NOTES

    Prime Rate Notes will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement, except that the initial interest rate for each Prime Rate Note will be the rate specified in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, the "Prime Rate" means, with respect to any Interest Determination Date, the rate on such date as published by the Board of Governors of the Federal Reserve System in H.15(519) under the heading "Bank Prime Loan." If such rate is not published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank named on the "Reuters Screen USPRIME1 Page" (as defined below) as such bank's prime rate or base lending rate as in effect for such Interest Determination Date. "Reuters Screen USPRIME1 Page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (such term to include such other page as may replace the USPRIME1 page on that Service for the purpose of displaying prime rates or base lending rates of major United States banks). If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 Page for such Interest Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent from a list approved by the Company. If fewer than two such rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be calculated by the Calculation Agent and will be determined as the arithmetic mean of the prime rates furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S.$500,000,000 and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent from a list approved by the Company to provide such rate or rates; provided that if the banks or trust companies selected as aforesaid by the Calculation Agent from a list approved by the Company are not quoting as mentioned in this sentence, the rate of interest in effect for the applicable period will be the rate of interest in effect on such Interest Determination Date.

COMMERCIAL PAPER RATE NOTES

    Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

    "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield (as defined below) of the rate on that date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519), under the heading "Commercial Paper--Non-financial." In the event that such rate is not published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 p.m. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in Composite Quotations, the Commercial Paper Rate for that Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean (rounded to the nearest one-hundred thousandth of a percent) of the offered rates of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent (after consultation with the Company) as of 11:00 a.m., New York City time, on that Interest Determination Date, for commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency; PROVIDED, HOWEVER, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Interest Determination Date.

    "Money Market Yield" means a yield (expressed as a percentage rounded to the nearest one-hundred thousandth of a percent) calculated in accordance with the following formula:

Money Market Yield =       D X 360      X 100
                        360 - (D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

FEDERAL FUNDS RATE NOTES

    Federal Funds Rate Notes will bear interest at the interest rates calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if any, specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, the "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate on such date for federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" or if not published by 3:00 p.m., New York City time, on the related Calculation Date, the rate on such Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If by 3:00 p.m., New York City time, on the related Calculation Date such rate is not published in either H.15(519) or Composite Quotations, then the Federal Funds Rate on such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in overnight transactions in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent (after consultation with the Company) prior to 9:00 a.m., New York City time, on such Interest Determination Date; provided, however, that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Interest Determination Date will be the Federal Funds Rate then in effect on such Interest Determination Date.

AMORTIZING NOTES

    The Company may from time to time offer Amortizing Notes. Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable Pricing Supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable Pricing Supplement and set forth in each such Note.

INDEXED NOTES

    Notes may be issued with the amount of principal, premium and/or interest payable in respect thereof to be determined with reference to the price, prices or values of specified currencies, commodities, stock, other securities, interest or other notes, to the exchange rate of one or more specified currencies (including a composite currency such as the ECU) relative to an indexed currency, or to such other items ("Indexed Notes"), in each case as set forth in the applicable Pricing Supplement. In certain cases, holders of Indexed Notes may receive a principal amount on maturity that is greater than or less than the face amount of the Notes depending upon the relative value on maturity of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, and/or interest payable in respect of Indexed Notes, certain historical information with respect to the specified indexed items and material tax considerations associated with an investment in such Indexed Notes will be set forth in the applicable Pricing Supplement.

    An investment in Indexed Notes entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. If the interest rate on such a Note is so indexed, it may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued at the same time, including the possibility that no interest will be paid or that negative interest will accrue, and, if the principal amount of such a
Note is so indexed, the principal amount payable at maturity may be less than the original purchase price of such Note if allowed pursuant to the terms of such Note, including the possibility that no principal will be paid, or if such principal amount is utilized to net against accrued negative interest, the principal amount payable at maturity may be less than the original purchase price of such Note if allowed pursuant to the terms of such Note, including the possibility that no principal will be paid. The secondary market for such Notes will be affected by a number of factors, independent of the creditworthiness of the issuer and the value of the applicable index, the time remaining to the maturity of such Notes, the amount outstanding of such Notes and market interest rates. The value of the applicable index depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the principal amount or interest payable with respect to such Notes contains a multiple or leverage factor, the effect of any change in the applicable index will be increased. The historical experience of the relevant indices should not be taken as an indication of future performance of such indices during the term of any Note. The credit ratings assigned to the Company's medium-term note program are a reflection of the Company's credit status and, in no way, are a reflection of the potential impact of the factors discussed above, or any other factors, on the market value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risk entailed by an investment in such Notes and the suitability of such Notes in light of their particular circumstances.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN SUCH NOTES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY, CURRENCY UNIT, COMMODITIES, SECURITIES, OR OTHER INDICES, OR ANY OTHER FORM OF INDEXED NOTES BASED THEREON.

FLOATING RATE/FIXED RATE NOTES

    The applicable Pricing Supplement may provide that a Note will be a Floating Rate Note for a portion of its term and a Fixed Rate Note for a portion of its term, in which event the interest rate on such Note will be determined as herein provided as if it were a Floating Rate Note and a Fixed Rate Note hereunder for each specified period, as shall be set out in such applicble Pricing Supplement.

OTHER PROVISIONS

    Any provisions with respect to a Note, including the specification and determination of one or more interest rate bases, the calculation of the interest applicable to, and/or the principal payable at the maturity of a Note, any redemption, extension or repayment provisions, or any other provisions relating to a Note, may be modified and/or supplemented to the extent such provisions are not inconsistent with the terms of the Senior Indenture, so long as such other or additional provisions are so specified in the Note as well as in the applicable Pricing Supplement.

BOOK-ENTRY NOTES

    Unless otherwise specified in the applicable Pricing Supplement, the following provisions will apply to all Book-Entry Notes. Book-Entry Notes of any series will be issued in the form of one or more registered Global Notes (collectively, the "Global Note") that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as Depositary (the "Depositary"), and registered in the name of the Depositary's nominee. Unless and until it is exchanged in whole or in part for Notes in definitive registered form, the Global Note may not be transferred except as a whole by the Depositary to another nominee of the Depositary or to a successor depositary or a nominee of such successor.

    Upon the issuance of the Global Note, the Depositary will credit, on its book-entry registration and transfer system, the principal amount of the Notes represented by the Global Note to accounts of institutions that have accounts with the Depositary ("participants"). The accounts to be credited will be designated by the Agents, or the Company in the event of a direct sale of Notes. Owners of beneficial interests in the Global Note that are not participants or persons that may hold through participants but desire to purchase, sell or otherwise transfer ownership of the Notes by book-entry on the records of the Depositary may do so only through participants and persons that may hold through participants. Because the Depositary can only act on behalf of participants and persons that may hold through participants, the ability of an owner of a beneficial interest in the Global Note to pledge Notes to persons or entities that do not participate in the book-entry and transfer system of the Depositary, or otherwise take actions in respect of such Notes, may be limited. In addition, the laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair a purchaser's ability to transfer beneficial interests in the Global Note.

    So long as the Depositary, or its nominee, is the registered owner of the Global Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have Notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

    Principal and interest payments on Notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Note. None of the Company, the Trustee, any paying agent or the Note registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that the Depositary, upon receipt of any payment of principal or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers and registered in "street name," and will be the responsibility of such participants. Owners of beneficial interests in the Global Note that hold through the Depositary under a book-entry format (as opposed to holding certificates directly) may experience some delay in the receipt of interest payments since the Depositary will forward payments to its participants, which in turn will forward them to persons that hold through participants or such owners.

    If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company or the Depositary within ninety days, the Company will issue Notes in definitive registered form in exchange for all of the Global Note. In addition, the Company or the Depositary may at any time and in its sole discretion determine not to have the Notes represented by the Global Note and, in such event, the Company will issue Notes in definitive registered form in exchange for all of the Global Note. In either instance, an owner of a beneficial interest in the Global Note will be entitled to have Notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Notes in definitive form.

    The Depositary has advised the Company as follows: the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

REDEMPTION AND REPURCHASE BY COMPANY

    The Pricing Supplement relating to each Note may indicate that such Note will be redeemable at the option of the Company on a date or dates or under circumstances specified prior to its maturity at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date of redemption. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to redemption prior to maturity. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. The Company may redeem any of the Notes that are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice, unless otherwise specified in the applicable Pricing Supplement. If less than all of the Notes having the same terms (except as to principal amount and date of issuance) are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

    The Company may at any time repurchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held or resold or surrendered to the Trustee for cancellation.

REPAYMENT AT OPTION OF HOLDER

    If (but only if) the Pricing Supplement relating to any Note indicates that such Note will be repayable at the option of the holder on a date or dates prior to maturity, and at a price or prices, set forth in such Pricing Supplement, together with accrued interest to the date of repayment, then such Note will be subject to such repayment option.

    In order for a Note to be repaid, unless otherwise specified in the applicable Pricing Supplement, the Trustee must receive at least 30 days but not more than 45 days prior to the repayment date (a) appropriate wire instructions and (b) either (i) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed or (ii) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc., or a commercial bank or trust company in the United States or any other "eligible guarantor institution" (as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934) setting forth the name of the holder of the Note, the principal amount of the Note, the portion of the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed will be received by the Trustee not later than five Business Days after the date of such telegram, telex, facsimile transmission or letter and such Note and form duly completed must be received by the Trustee by such fifth Business Day. Exercise of the repayment option by the holder of a Note shall be irrevocable. The repayment option may be exercised by the holder of a Note for less than the entire principal amount of the Note provided that the principal amount of the Note remaining outstanding after repayment is an authorized denomination. No transfer or exchange of any Note (or, in the event that any Note is to be repaid in part, the portion of the Note to be repaid) will be permitted after exercise of a repayment option. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Note for repayment will be determined by the Company, whose determination will be final, binding and non-appealable.

    If a Note is represented by a Global Note, the Depositary's nominee will be the holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cutoff times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the cutoff time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

                                 CURRENCY RISKS

EXCHANGE RATES AND EXCHANGE CONTROLS

    An investment in a Note having a Specified Currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and such Specified Currency and the possibility of the imposition or modification of foreign exchange controls with respect to such Specified Currency. Such risks generally depend on factors over which the Company has no control and which cannot be readily foreseen, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain currencies have been highly volatile, and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Note. Depreciation of the Specified Currency for a Note against the U.S. dollar would result in a decrease in the effective yield of such Note below its coupon rate and, in certain circumstances, could result in a substantial loss to the investor on a U.S. dollar basis.

    Governments have from time to time imposed, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a Specified Currency for making payments in respect of Notes denominated in such currency. There can be no assurances that exchange controls will not restrict or prohibit payments of principal, premium or interest in any Specified Currency. Even if there are no actual exchange controls, it is possible that, on a payment date with respect to any particular Note, the currency in which amounts then due in respect of such Note are payable would not be available to the

Company. In that event, the Company will make such payments in the manner set forth under "Description of Notes--Payment of Principal and Interest Payable in a Specified Currency Other Than U.S. Dollars" above.

PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED IN A CURRENCY OTHER THAN U.S. DOLLARS. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR PERSONS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

    The information set forth in this Prospectus Supplement is directed to prospective purchasers of Notes who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase or holding of, or receipt of payments of principal, premium or interest in respect of, Notes. Such persons should consult their own advisors with regard to such matters.

    Any Pricing Supplement relating to Notes having a Specified Currency other than U.S. dollars will contain a description of any material exchange controls affecting such currency and any other required information concerning such currency.

PAYMENT CURRENCY

    Except as set forth below, if payment in respect of a Note is required to be made in a Specified Currency other than U.S. dollars and such currency is unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of such Note shall be made in U.S. dollars until such currency is again available or so used. The amounts so payable on any date in such currency shall be converted into U.S. dollars on the basis of the most recently available market exchange rate for such currency or as otherwise indicated in the applicable Pricing Supplement. Any payment in respect of such Note made under such circumstances in U.S. dollars will not constitute an Event of Default under the Indenture under which such Note shall have been issued.

    If payment in respect of a Note is required to be made in ECU and ECU are no longer used in the European Monetary System, then all payments in respect of such Note shall be made in U.S. dollars until ECU are again so used. The amount of each payment in U.S. dollars shall be computed on the basis of the equivalent of ECU in U.S. dollars, determined as described below, as of the second Business Day prior to the date on which such payment is due.

    The equivalent of ECU in U.S. dollars as of any date shall be determined by the Trustee for such Note on the following basis. The component currencies of ECU for this purpose (the "Components") shall be the currency amounts that were components of ECU as of the last date on which ECU were used in the European Monetary System. The equivalent of ECU in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Components. The U.S. dollar equivalent of each of the Components shall be determined by such Trustee or such Exchange Rate Agent, as the case may be, on the basis of the most recently available Market Exchange Rates for such Components or as otherwise indicated in the applicable Pricing Supplement.

    If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a Component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as Components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of that currency as a Component shall be replaced by amounts of such two or more currencies, each of which shall be equal to the amount of the former component currency divided by the number of currencies into which that currency was divided.

    All determinations referred to above made by the Trustee for the Notes or the Exchange Rate Agent, as the case may be, shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on holders of Notes.

FOREIGN CURRENCY JUDGMENTS

    The Notes will be governed by and construed in accordance with the law of the State of New York. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar. A 1987 amendment to the Judiciary Law of the State of New York provides, however, that an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of the principal U.S. Federal income tax consequences resulting from the beneficial ownership of Notes by certain persons. This summary does not purport to consider all the possible U.S. Federal tax consequences of the purchase, ownership or disposition of the Notes and is not intended to reflect the individual tax position of any beneficial owner. It deals only with Notes and currencies or composite currencies other than U.S. dollars ("Foreign Currency") held as capital assets. Moreover, except as expressly indicated, it addresses initial purchasers and does not address beneficial owners that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, purchasers that hold Notes (or Foreign Currency) as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of a Note and one or more other investments, purchasers that have a "functional currency" other than the U.S. dollar and persons who have ceased to be United States citizens or to be taxed as resident aliens. This summary is based upon the U.S. Federal tax laws and regulations as now in effect and as currently interpreted and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively. It does not include any description of the tax laws of any state, local or foreign governments that may be applicable to the Notes or holders thereof, and it does not discuss the tax treatment of Notes denominated in certain hyperinflationary currencies or dual-currency Notes. Persons considering the purchase of Notes should consult their own tax advisors concerning the application of the U.S. Federal tax laws to their particular situations as well as any consequences to them under the laws of any other taxing jurisdiction.

                                  U.S. HOLDERS

PAYMENTS OF INTEREST

    In general, interest on a Note, whether payable in U.S. dollars or a Foreign Currency (other than certain payments on a Discount Note, as defined and described below under "Original Issue Discount"), will be taxable to a beneficial owner who is, for United States Federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any State thereof (including the District of Columbia) or (iii) a person otherwise subject to Federal income taxation on its worldwide income (a "U.S. Holder") as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes. If an interest payment is denominated in or determined by reference to a Foreign Currency, then special rules, described below under "Foreign Currency Notes," apply.

ORIGINAL ISSUE DISCOUNT

    The following discussion summarizes the United States Federal income tax consequences to U.S. Holders of Notes issued with original issue discount for Federal income tax purposes ("OID"). U.S. Holders of a Note issued with OID generally will be subject to special tax accounting rules provided in the Internal Revenue Code of 1986, as amended (the "Code"), and certain final regulations promulgated thereunder (the "OID Regulations").

    Special rules apply to OID on a Discount Note that is denominated in Foreign Currency. See "Foreign Currency Notes--Foreign Currency Discount Notes."

    GENERAL. A Note will be treated as issued with OID (a "Discount Note") if the excess of the Note's "stated redemption price at maturity" over its "issue price" is greater than a DE MINIMIS amount (set forth in the Code and the OID Regulations). Generally, the "issue price" of a Note (or any Note that is part of an issue of Notes) will be the first price at which a substantial amount of Notes that are part of such issue of Notes is sold (other than to underwriters, placement agents or wholesalers). Under the OID Regulations, the "stated redemption price at maturity" of a Note is the sum of all payments provided by the Note that are not payments of "qualified stated interest." A "qualified stated interest" payment includes any stated interest payment on a Note that is unconditionally payable in cash or property (other than debt instruments of the Company) at least annually at a single fixed rate (or at certain floating rates) that appropriately takes into account the length of the interval between stated interest payments. The applicable Pricing Supplement will state whether a particular issue of Notes will constitute an issue of Discount Notes.

    In general, if the excess of a Note's stated redemption price at maturity over its issue price is DE MINIMIS, then such excess constitutes "DE MINIMIS OID." Under the OID Regulations, unless the election described below under "Election To Treat All Interest as Original Issue Discount" is made, such a Note will not be treated as issued with OID (in which case the following paragraphs under "Original Issue Discount" will not apply) and a U.S. Holder of such a Note will recognize capital gain with respect to such DE MINIMIS OID as stated principal payments on the Note are made. The amount of such gain with respect to each such payment will equal the product of the total amount of the Note's DE MINIMIS OID and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

    In certain cases, Notes that bear stated interest and are issued at par may be deemed to bear OID for Federal income tax purposes, with the result that the inclusion of interest in income for Federal income tax purposes may vary from the actual cash payments of interest made on such Notes, generally accelerating income for cash method taxpayers. Under the OID Regulations, a Note may be a Discount Note where, among other things, (i) a Note bearing interest at a floating rate (a "Floating Rate Note") provides for a maximum interest rate or a minimum interest rate that is reasonably expected as of the issue date to cause the yield on the debt instrument to be significantly less, in the case of a maximum rate, or more, in the case of a minimum rate, than the expected yield determined without the maximum or minimum rate, as the case may be; (ii) a Floating Rate Note provides for significant front-loading or back-loading of interest; or (iii) a Note bears interest at a floating rate in combination with one or more other floating or fixed rates. Notice will be given in the applicable Pricing Supplement when the Company determines that a particular Note will be a Discount Note. Unless specified in the applicable Pricing Supplement, Floating Rate Notes will not be Discount Notes.

    The Code and the OID Regulations provide rules that require a U.S. Holder of a Discount Note having a maturity of more than one year from its date of issue to include OID in gross income as it accrues in accordance with a constant yield method based on a compounding of interest before the receipt of cash attributable to such income, without regard to the holder's method of accounting for tax purposes.

    Under this method, U.S. Holders of Discount Notes generally will have to include in income increasingly greater amounts of OID over the life of the Notes.

    ACQUISITION PREMIUM. A U.S. Holder that purchases a Discount Note at its original issuance for an amount in excess of its issue price but less than its stated redemption price at maturity (any such excess being "acquisition premium"), and that does not make the election described below under "Original Issue Discount--Election To Treat All Interest as Original Issue Discount," is permitted to reduce the amount of OID includable in income with respect to such Discount Note for any taxable year by the portion of such acquisition premium properly allocable to such year.

    OPTIONAL REDEMPTION. If the Company has an unconditional option to redeem a Note, or the holder has an unconditional option to cause a Note to be repurchased, prior to the Note's stated maturity for an amount known as of the issue date, such option will be presumed to be exercised for the purpose of determining OID on the Note if, by utilizing any date on which such Note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of such Note (the "redemption price") as the stated redemption price at maturity, the yield on the Note would be (i) in the case of an option of the Company, lower than its yield to stated maturity, or (ii) in the case of an option of the holder, higher than its yield to stated maturity. If such option is not in fact exercised when presumed to be exercised, the Note would be treated solely for OID purposes as if it were redeemed or repurchased, and a new Note were issued, on the presumed exercise date for an amount equal to the Note's adjusted issue price on that date.

    SHORT-TERM NOTES. Under the Code, special rules apply with respect to OID on Notes that mature one year or less from the date of issuance ("Short-Term Notes"). In general, a cash basis U.S. Holder of a Short-Term Note is not required to include OID in income as it accrues for United States Federal income tax purposes unless it elects to do so. Accrual basis U.S. Holders and certain other U.S. Holders, including banks, regulated investment companies, dealers in securities and cash basis U.S. Holders who so elect, are required to include OID in income as it accrues on Short-Term Notes on a straight-line basis or, at the election of the U.S. Holder, under the constant yield method (based on daily compounding). In the case of U.S. Holders not required and not electing to include OID in income currently, any gain realized on the sale or retirement of Short-Term Notes will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the original issue discount under the constant yield method), reduced by any interest received, through the date of sale or retirement. U.S. Holders who are not required and do not elect to include OID on Short-Term Notes in income as it accrues will be required to defer deductions for interest on borrowings allocable to Short-Term Notes in an amount not exceeding the deferred income until the deferred income is recognized.

    Any U.S. Holder of a Short-Term Note can elect to apply the rules in the preceding paragraph taking into account the amount of "acquisition discount," if any, with respect to the Note (rather than the OID with respect to such Note). Acquisition discount is the excess of the stated redemption price at maturity of the Short-Term Note over the U.S. Holder's purchase price therefor. Acquisition discount will be treated as accruing on a ratable basis or, at the election of the U.S. Holder, on a constant-yield basis.

    For purposes of determining the amount of OID subject to these rules, the OID Regulations provide that no interest payments on a Short-Term Note are qualified stated interest, but instead such interest payments are included in the Short-Term Note's stated redemption price at maturity. Actual receipt of stated interest will be taxable to the extent of accrued OID at the time of receipt.

NOTES PURCHASED AT A PREMIUM

    Under the Code, a U.S. Holder that purchases a Note for an amount in excess of its stated redemption price at maturity will not be subject to the OID rules and may elect to treat such excess as "amortizable bond premium," in which case the amount of qualified stated interest required to be included in the U.S. Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the Note's yield to maturity) to such year. Any election to amortize bond premium is applicable to all taxable bonds held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and may not be revoked without the consent of the Internal Revenue Service ("IRS"). A U.S. Holder that does not elect to amortize bond premium will generally be entitled to treat the premium as capital loss when the Note matures. See also "Original Issue Discount--Election To Treat All Interest as Original Issue Discount."

NOTES PURCHASED AT A MARKET DISCOUNT

    A Note, other than a Short-Term Note, will be treated as issued at a market discount (a "Market Discount Note") if the amount for which a U.S. Holder purchased the Note at its original issuance is less than the Note's issue price, subject to a DE MINIMIS rule similar to the rule relating to DE MINIMIS OID described under "Original Issue Discount--General."

    In general, any gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note. Alternatively, a U.S. Holder of a Market Discount Note may elect to include market discount in income currently over the life of the Market Discount Note. Such an election applies to all debt instruments with market discount acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

    Market discount accrues on a straight-line basis unless the U.S. Holder elects to accrue such discount on a constant yield to maturity basis. Such an election is applicable only to the Market Discount Note with respect to which it is made and is irrevocable. A U.S. Holder of a Market Discount Note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of such Note.

    The market discount rules do not apply to a Short-Term Note.

ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT

    Any U.S. Holder may elect to include in gross income all interest that accrues on a Note using the constant yield method described above under the heading "Original Issue Discount--General," with the modifications described below. For purposes of this election, interest includes stated interest, OID, DE MINIMIS OID, market discount, acquisition discount, DE MINIMIS market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.

    In applying the constant yield method to a Note with respect to which this election has been made, the issue price of the Note will equal the electing U.S. Holder's adjusted basis in the Note immediately after its acquisition, the issue date of the Note will be the date of its acquisition by the electing U.S. Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election is generally applicable only to the Note with respect to which it is made and may not be revoked without the consent of the IRS. If this election is made with respect to a Note with amortizable bond premium, the electing U.S. Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by such electing U.S. Holder as of the beginning of the taxable year in which the election is made or any debt instruments acquired thereafter. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.

    If the election described above to apply the constant yield method to all interest on a Note is made with respect to a Market Discount Note, as defined above, then the electing U.S. Holder will be treated as having made the election discussed above under "Notes Purchased at a Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such U.S. Holder.

PURCHASE, SALE AND RETIREMENT OF THE NOTES

    GENERAL. A U.S. Holder's tax basis in a Note generally will equal its U.S. dollar cost (which, in the case of a Note purchased with a Foreign Currency, will be the U.S. dollar value of the purchase price on the date of purchase), increased by the amount of any OID and market discount (or acquisition discount, in the case of a Short-Term Note) includible in the U.S. Holder's income with respect to the Note and the amount, if any, of income attributable to DE MINIMIS OID includible in the U.S. Holder's income with respect to the Note, and reduced by the sum of (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the Note. A U.S. Holder generally will recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement and the U.S. Holder's tax basis in the Note. The amount realized on a sale or retirement for an amount in Foreign Currency will be the U.S. dollar value of such amount on the date of sale or retirement. Except to the extent described above under "Original Issue Discount--Short Term Notes" or "Market Discount" or below under "Foreign Currency Notes--Exchange Gain or Loss," and except to the extent attributable to accrued but unpaid interest between interest payment dates (which is excluded from the amount realized, but includible as interest in accordance with the U.S. Holder's method of accounting), gain or loss recognized on the sale or retirement of a Note will be capital gain or loss and will be long-term capital gain or loss if the Note was held for more than one year. Prospective investors should consult their tax advisors regarding the treatment of capital gains (for which an individual may be entitled to a 28% or 20% maximum Federal tax rate if the Note has been held for more than one year or more than eighteen months, respectively) and losses (the deductibility of which is subject to limitations).

FOREIGN CURRENCY NOTES

    INTEREST PAYMENTS. If an interest payment is denominated in or determined by reference to a Foreign Currency, the amount of income recognized by a cash basis U.S. Holder will be the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. Accrual basis U.S. Holders may determine the amount of income recognized with respect to such interest payment in accordance with either of two methods. Under the first method, the amount of income recognized will be based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, the partial period within the taxable year). Upon receipt of an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a Note) determined by reference to a Foreign Currency, an accrual basis U.S. Holder will recognize ordinary income or loss measured by the difference between such average exchange rate and the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. Under the second method, an accrual basis U.S. Holder may elect to translate interest income into U.S. dollars at the spot exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, at the exchange rate in effect on the last day of the partial period within the taxable year. Additionally, if a payment of interest is actually received within 5 business days of the last day of the accrual period or taxable year, an accrual basis U.S. Holder applying the second method may instead translate such accrued interest into U.S. dollars at the spot exchange rate in effect on the day of actual receipt (in which case no exchange gain or loss will result). Any election to apply the second method will apply to all debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder and may not be revoked without the consent of the IRS.

    EXCHANGE OF AMOUNTS IN OTHER THAN U.S. DOLLARS. Foreign Currency received as interest on a Note or on the sale or retirement of a Note will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time of such sale or retirement, as the case may be. Foreign Currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the Foreign Currency on the date of purchase. Any gain or loss recognized on a sale or other disposition of a Foreign Currency (including its use to purchase Notes or upon exchange for U.S. dollars) will be ordinary income or loss.

    FOREIGN CURRENCY DISCOUNT NOTES. OID for any accrual period on a Discount Note that is denominated in a Foreign Currency will be determined in the Foreign Currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis U.S. Holder. Upon receipt of an amount attributable to original issue discount (whether in connection with a payment of interest or the sale or retirement of a Note), a U.S. Holder may recognize ordinary income or loss.

    AMORTIZABLE BOND PREMIUM. In the case of a Note that is denominated in a Foreign Currency, bond premium will be computed in units of Foreign Currency, and amortizable bond premium will reduce interest income in units of the Foreign Currency. At the time amortized bond premium offsets interest income, a U.S. Holder may realize ordinary income or loss, measured by the difference between exchange rates at that time and at the time of the acquisition of the Notes.

    MARKET DISCOUNT. Market discount is determined in units of the Foreign Currency. Accrued market discount that is required to be taken into account on the maturity or upon disposition of a Note is translated into U.S. dollars at the exchange rate on the maturity or the disposition date, as the case may be (and no part is treated as exchange gain or loss). Accrued market discount currently includible in income by an electing U.S. Holder is translated into U.S. dollars at the average exchange rate for the accrual period (or the partial accrual period during which the U.S. Holder held the Note), and exchange gain or loss is determined on maturity or disposition of the Note (as the case may be) in the manner described above under "Foreign Currency Notes--Interest Payments" with respect to the computation of exchange gain or loss on the receipt of accrued interest by an accrual method holder.

    EXCHANGE GAIN OR LOSS. Gain or loss recognized by a U.S. Holder on the sale or retirement of a Note that is attributable to changes in exchange rates will be treated as ordinary income or loss. However, exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction.

INDEXED NOTES

    The applicable Pricing Supplement will contain a discussion of any special United States Federal income tax rules with respect to currency indexed notes or other indexed Notes.

                                NON-U.S. HOLDERS

    Subject to the discussion of backup withholding below, payments of principal (and premium, if any) and interest (including OID) by the Company or any agent of the Company (acting in its capacity as such) to a beneficial owner who is, for United States Federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust (a "Non-U.S. Holder") will not be subject to U.S. Federal withholding tax, PROVIDED, in the case of interest (including OID), that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Non-U.S. Holder is not a controlled foreign corporation for U.S. tax purposes that is related to the Company (directly or indirectly) through stock ownership, and (iii) either (A) the Non-U.S. Holder certifies to the Company or its agent under penalties of perjury that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note certifies to the Company or its agent under penalties of perjury that such statement has been received from the Non-U.S. Holder by it or by another financial institution and furnishes the payor with a copy thereof. A Non-U.S. Holder of a Note providing for payments of contingent interest within the meaning of Section 871(h) of the Code, will not, however, be exempt from U.S. Federal withholding tax with respect to payments of such contingent interest, in which case the applicable Pricing Supplement will contain a description of U.S. Federal withholding tax consequences to Non-U.S. Holders of a purchase of a Note. With respect to Notes held by a foreign partnership, under current law, the Form W-8 may be provided by the foreign partnership. However, for interest (including OID) and disposition proceeds paid with respect to a Note after December 31, 1998, unless the foreign partnership has entered into a withholding agreement with the IRS, a foreign partnership will be required, in addition to providing an intermediary Form W-8, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

    If a Non-U.S. Holder is engaged in a trade or business in the United States and interest (including OID) on the Note (or gain realized on its sale or retirement) is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, generally will be subject to U.S. Federal income tax on such effectively connected income in the same manner as if it were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (unless reduced or eliminated by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest (including OID) on a Note will be included in the earnings and profits of such holder if such interest (or OID) is effectively connected with the conduct by such holder of a trade or business in the United States. In lieu of the certificate described in the preceding paragraph, such a holder must provide the payor with a properly executed IRS Form 4224 (or, in the case of payments made after December 31, 1998, Form W-8) to claim an exemption from U.S. Federal withholding tax.

    Any capital gain, market discount or exchange gain realized on the sale, exchange, retirement or other disposition of a Note by a Non-U.S. Holder will not be subject to U.S. Federal income or withholding taxes if (i) such gain is not effectively connected with a U.S. trade or business of the Non-U.S. Holder and (ii) in the case of an individual, such Non-U.S. Holder (A) is not present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition or (B) does not have a tax home (as defined in Section 911(d)(3) of the Code) in the United States in the taxable year of the sale, exchange, retirement or other disposition and the gain is not attributable to an office or other fixed place of business maintained by such individual in the United States.

    Notes held by an individual who is neither a citizen nor a resident of the United States for U.S. Federal estate tax purposes at the time of such individual's death will not be subject to U.S. Federal estate tax, provided that the income from such Notes was not or would not have been effectively connected with a U.S. trade or business of such individual and that such individual qualified for the exemption from U.S. Federal withholding tax (without regard to the certification requirements) described above.

    PURCHASERS OF NOTES THAT ARE NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICABILITY OF UNITED STATES WITHHOLDING AND OTHER TAXES UPON INCOME REALIZED IN RESPECT OF THE NOTES.

                  INFORMATION REPORTING AND BACKUP WITHHOLDING

    For each calendar year in which the Notes are outstanding, the Company is required to provide the IRS with certain information, including the holder's name, address and taxpayer identification number (either the holder's Social Security number or its employer identification number, as the case may be), the aggregate amount of principal and interest paid (including OID, if any) to that holder during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain U.S. Holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

    In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, the Company, its agents or paying agents or a broker may be required to "backup" withhold a tax equal to 31% of each payment of interest (including OID) and principal (and premium, if any) on the Notes. This backup withholding is not an additional tax and may be credited against the U.S. Holder's U.S. Federal income tax liability, PROVIDED that the required information is furnished to the IRS.

    Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by the Company or any agent thereof (in its capacity as such) to a Non-U.S. Holder of a Note if such holder has provided the required certification that it is not a United States person as set forth in clause (iii) in the first paragraph under "Non-U.S. Holders" above, or has otherwise established an exemption (PROVIDED that neither the Company nor its agent has actual knowledge that the holder is a United States person or that the conditions of any exemption are not in fact satisfied).

    Payment of the proceeds from the sale of a Note to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business or (in the case of payments made after December 31, 1998) a foreign partnership with certain connections to the United States, then information reporting may apply to such payments. Payment of the proceeds from a sale of a Note to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

                              PLAN OF DISTRIBUTION

    Under the terms of an Agency Agreement between the Company and the Agents, the Notes are being offered on a continuing basis by the Company through the Agents, who will agree to use their reasonable efforts to solicit purchases of the Notes. The Company will pay any Agent a commission, depending upon maturity, of .150% to .750% of the principal amount of the Notes sold through such Agent. Commissions on Notes with a Stated Maturity of greater than 30 years will be negotiated at the time of sale. The Company may also sell Notes to any Agent, as principal, at a discount to be specified in the applicable Pricing Supplement, for resale to one or more investors at varying prices related to prevailing market prices at the time of resale, or, if set forth in the applicable Pricing Supplement, at a fixed public offering price, to be determined by such Agent. In addition, an Agent may offer Notes purchased by it as principal to other dealers. Notes sold by an Agent to a dealer may be sold at a discount not to exceed the discount received by such Agent from the Company. After any initial public offering of Notes to be resold to purchasers at a fixed public offering price, the public offering price and any concession or discount may be changed. The Company will agree to reimburse the Agents for certain expenses. The Company may also offer and sell Notes directly to purchasers on its own behalf from time to time.

    The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject any offer to purchase Notes received by it in whole or in part. Payment of the purchase price of Notes will be required to be made in funds immediately available in The City of New York.

    The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"). The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Agents may be required to make in respect thereof.

    Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange and will not have an established trading market when issued. Each Agent may make a market in the Notes, but such Agent is not obligated to do so and may discontinue market-making at any time without notice. There can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes.

    In connection with the offering of the Notes, the Agents may engage in transactions that stabilize, maintain or otherwise affect the market price of the Notes. Such transactions may include stabilization transactions, pursuant to which such persons may bid for or purchase Notes for the purpose of stabilizing their market price. The Agents also may create a short position for the account of the Agents by selling more Notes in connection with any offering of the Notes than they are committed to purchase from the Company, and in such case may purchase Notes in the open market following completion of the offering of the Notes to cover such short position. Finally, the Agents may reclaim selling concessions or discounts allowed for distributing Notes, if Agents repurchase previously distributed Notes in covering or stabilizing transactions or otherwise. Any of the transactions described in this paragraph may result in the maintenance of the price of the Notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and if such transactions are undertaken, they may be discontinued at any time.

    The Company may replace the Agents or appoint additional agents in connection with the offering of the Notes from time to time.

    The Agents may engage in transactions with and perform services for the Company and certain of its affiliates in the ordinary course of business.

    If holders of Notes purchased directly from the Company encounter difficulties in disposing of their Notes at then current market rates, the Company will give consideration to offers to sell such Notes to the Company on terms reflecting current market conditions at the time of repurchase. However, any such repurchases will be made in the Company's sole discretion, and the Company makes no commitment to repurchase Notes from any purchaser at any time.

    In addition to offering Notes through the Agents as described herein, the Company may sell other Securities offered by the accompanying Prospectus. Any such Securities so offered and sold will reduce correspondingly the maximum aggregate principal amount of Notes that may be offered by this Prospectus Supplement.

                                 LEGAL OPINIONS

    The validity of the Notes offered hereby will be passed upon for the Company by John E. Hickey, Vice President and Assistant General Counsel of the Company, and for the Agents by Davis Polk & Wardwell, New York, New York.

PROSPECTUS

                  INTERNATIONAL BUSINESS MACHINES CORPORATION
                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                 CAPITAL STOCK
                                    WARRANTS

    International Business Machines Corporation (the "Company") intends from time to time to issue, in one or more series, up to an aggregate of $4,300,000,000 of its debt securities (the "Debt Securities"), which may be either senior (the "Senior Debt Securities") or subordinated (the "Subordinated Debt Securities") in priority of payment, preferred stock (the "Preferred Stock"), depositary shares (the "Depositary Shares") representing a fractional interest in a share of Preferred Stock, Capital Stock (the "Capital Stock") and warrants to purchase Debt Securities, Preferred Stock or Capital Stock (the "Warrants") (the Debt Securities, Preferred Stock, Depositary Shares, Capital Stock and Warrants being collectively referred to herein as the "Securities"). When a particular series of Securities is offered, a supplement to this Prospectus (the "Prospectus Supplement") will be delivered with the Prospectus. For Debt Securities, the Prospectus Supplement will set forth with respect to such series: whether it is a series of Senior Debt Securities or Subordinated Debt Securities; the designation and principal amount offered; the rate (or method of calculation) and time of payment of interest, if any; the authorized denominations; the maturity or maturities; the terms for a sinking, purchase or analogous fund, if any; the terms for redemption or early repayment, if any; the currency or currencies or currency unit or currency units in which principal, premium, if any, or interest, if any, is payable; the purchase price and other terms of the offering; and any listing on a securities exchange. For Preferred Stock and Depositary Shares, the Prospectus Supplement will set forth with respect to such series: the designation; aggregate number of shares; liquidation preference per share; dividend rate (or method of calculation); dates on which dividends shall be payable, whether dividends shall be cumulative, noncumulative or partially cumulative and dates from which dividends shall accrue; any redemption or sinking fund provisions; the purchase price and other terms of the offering; any listing on a securities exchange; and if Depositary Shares will be offered, the fraction of a share of Preferred Stock represented by each Depositary Share. For Capital Stock, the Prospectus Supplement will set forth with respect to such series: the number of shares; and the purchase price and other terms of the offering. For Warrants, the Prospectus Supplement will set forth with respect to such series: the number and terms thereof; the designation and the number of securities issuable upon exercise; the purchase price and other terms of the offering; the exercise price; and, where applicable, the duration and detachability thereof.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    The Securities may be sold (i) through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate; (ii) through agents designated from time to time; or (iii) directly. The names of any underwriters or agents of the Company involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts are set forth in the Prospectus Supplement. The net proceeds to the Company from such sale are also set forth in the Prospectus Supplement.

               THE DATE OF THIS PROSPECTUS IS DECEMBER 10, 1997.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, the Commission maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission ("http://www.sec.gov"). Such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, 7th Floor, New York, New York, the Chicago Stock Exchange, Incorporated, 440 South LaSalle Street, Suite 518, Chicago, Illinois and the Pacific Exchange Inc., 115 Sansome Street, 2nd Floor, San Francisco, California.

                     INFORMATION INCORPORATED BY REFERENCE

    The Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1996, the Quarterly Reports of the Company on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, and the Current Report of the Company on Form 8-K dated January 21, 1997, January 29, 1997, April 23, 1997, May 7, 1997, July 21, 1997, August 1, 1997, and October
20, 1997 filed by the Company under Exchange Act file number 1-2360, are incorporated herein by reference. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated herein by reference.

    The Company will cause to be furnished without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all the documents described above, other than exhibits to such documents. Requests should be addressed to: First Chicago Trust Company of New York, Mail Suite 4688, P.O. Box 2530, Jersey City, New Jersey, 07303-2530; telephone: (201) 324-0405.

                                  THE COMPANY

    The Company develops, manufactures and sells advanced information processing products, including computers and microelectronic technology, software, networking systems and information technology-related services. The Company offers value worldwide through its North America, Europe/Middle East/ Africa, Latin America, Asia/Pacific, Global Services and Worldwide Client Server Computing business units, by providing comprehensive and competitive product choices.

    The Company's principal executive offices are located at Armonk, New York 10504, and its telephone number is (914) 499-1900.

                                USE OF PROCEEDS

    Unless otherwise indicated in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes.

    The Company expects that it will, on a recurring basis, engage in additional financings in character and amount to be determined as the need arises.

 RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

    The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes (which excludes the cumulative and transition effects of accounting changes) and fixed charges by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends has been computed by dividing earnings before income taxes (which excludes the cumulative and transition effects of accounting changes) and fixed charges by the sum of fixed charges and dividends on preferred stock. For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, the preferred stock dividend requirements were assumed to be equal to the pre-tax earnings that would be required to cover such dividend requirements based on the Company's effective income tax rates for the respective periods. "Fixed charges" consist of interest on debt and that portion of rental expense deemed to be representative of interest.

                                                                    NINE MONTHS ENDED
                                                                      SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                                                                 ------------------------  -------------------------------------
                                                                    1997         1996         1996         1995         1994
                                                                    -----        -----        -----        -----        -----
Ratio of earnings to fixed charges.............................         5.1          4.9          5.3          5.0          3.1
Ratio of earnings to combined fixed charges and preferred stock
  dividends....................................................         5.0          4.8          5.3          4.9          2.9


                                                                    1993         1992
                                                                    -----        -----
Ratio of earnings to fixed charges.............................          (a)          (a)
Ratio of earnings to combined fixed charges and preferred stock
  dividends....................................................          (a)          (a)

------------------------

 (a) No ratios are shown for these periods as earnings were insufficient to cover fixed charges and, in 1993, combined fixed charges and preferred stock dividends. As a result of the net loss incurred for the year ended December 31, 1993, earnings were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $8,478 million and $8,525 million, respectively. As a result of the net loss incurred for the year ended December 31, 1992, earnings were inadequate to cover fixed charges by $8,962 million.

                       DESCRIPTION OF THE DEBT SECURITIES

    The Debt Securities will constitute either Senior Debt Securities or Subordinated Debt Securities. The Senior Debt Securities are to be issued under an Indenture (the "Senior Indenture") dated as of October 1, 1993, between the Company and The Chase Manhattan Bank (National Association), as Trustee (the "Senior Trustee"), as supplemented by the First Supplemental Indenture thereto dated as of December 15, 1995, filed as an exhibit to the Registration Statement of which this Prospectus is a part. The

Subordinated Debt Securities will be issued under an Indenture (the "Subordinated Indenture") to be entered into between the Company and the trustee named in the applicable Prospectus Supplement (the "Subordinated Trustee"), a form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Senior Indenture and the Subordinated Indentures are collectively referred to herein as the "Indentures". The following statements are subject to the detailed provisions of the applicable Indenture; whenever particular provisions of the applicable Indenture are referred to, such provisions are incorporated by reference as a part of the statement made, and the statement is qualified in its entirety by such reference. Whenever a defined term is referred to and not defined under "Description of the Debt Securities", the definition thereof is contained in the applicable Indenture. Cross references to Sections of the Indentures relate to both the Senior Indenture and the Subordinated Indenture, unless otherwise indicated.

GENERAL

    Each Indenture provides for the issuance from time to time of Debt Securities in an unlimited aggregate principal amount and an unlimited number of series.

    Reference is made to the applicable Prospectus Supplement for the following terms of the series of Debt Securities offered thereby: (i) the title of the Debt Securities of such series; (ii) any limit upon the aggregate principal amount of such Debt Securities; (iii) the date or dates on which such Debt Securities will mature or the method of determination of such date or dates;
(iv) the rate or rates, or the method of determination thereof, at which such Debt Securities will bear interest, if any, the date or dates from which such interest will accrue, the date or dates such interest will be payable and, for Registered Debt Securities, the Regular Record Dates; (v) the place or places where the principal of, and premium and interest, if any, on, such Debt Securities will be payable; (vi) the periods, prices and terms and conditions upon which any such Debt Security may be redeemed, in whole or in part, at the option of the Company; (vii) any terms for redemption or repurchase pursuant to any sinking fund or analogous provision or at the option of a Holder; (viii) any terms for conversion of the Debt Securities into Preferred Stock, Depositary Shares or Capital Stock or for exchange of the Debt Securities for the securities of any other corporation at the option of a holder; (ix) any terms for the attachment to such Debt Securities of warrants, options or other rights to purchase or sell Debt Securities, Preferred Stock, Depositary Shares or Capital Stock; (x) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities that will be payable upon acceleration of maturity (Debt Securities subject to such provisions being referred to as "Original Issue Discount Securities"); (xi) any deletions or modifications of, or additions to, the Events of Default or covenants of the Company under the Indenture with respect to such Debt Securities (including whether the covenants described below under "Certain Covenants of the Company" will not apply to such Debt Securities); (xii) if other than U.S. dollars, the currency, currencies or currency unit or units in which such Debt Securities will be denominated and in which the principal of, and premium and interest, if any, on, such Securities will be payable; (xiii) whether, and the terms and conditions on which, the Company or a Holder may elect that, or the other circumstances under which, payment of principal of, or premium or interest, if any, on, such Debt Securities is to be made in a currency or currencies or currency unit or units other than that in which such Debt Securities are denominated; (xiv) any matter of determining the amount of principal of, or premium or interest, if any, on, any such Debt Securities to be determined with reference to an index based on a currency or currency unit, or units other than that in which such Debt Securities are stated to be payable or an index based on any other method; (xv) whether such Debt Securities will be issued in fully registered form without coupons ("Registered Debt Securities") or in bearer form with or without coupons ("Bearer Debt Securities"), or any combination thereof, whether such Debt Securities will be issued in the form of one or more global securities (each a "Global Debt Security") and whether such Debt Securities are to be issuable in temporary global form or definitive global form; (xvi) if such Debt Securities are to be issued upon the exercise of warrants, the time, manner and place for such Debt Securities to be authenticated and delivered; (xvii) whether and under what circumstances the Company will pay additional amounts to any holder of such Debt Securities who is not a

United States person (as defined below under "Temporary Global Securities") in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms the Company will have the option to redeem such Debt Securities rather than pay any additional amounts; and (xviii) any other terms of any of such Debt Securities not inconsistent with the Indenture. (SECTION 202 AND 301)

    Unless otherwise specified in the applicable Prospectus Supplement, (x) the Debt Securities will be Registered Debt Securities and (y) Debt Securities denominated in U.S. dollars will be issued, in the case of Registered Debt Securities, in denominations of $1,000 or an integral multiple thereof and, in the case of Bearer Debt Securities, in denominations of $5,000. Debt Securities may bear legends required by United States Federal tax law and regulations. (SECTION 401)

    If any of the Debt Securities are sold for any foreign currency or currency unit or if the principal of, or premium or interest, if any, on, any of the Debt Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such Debt Securities and such foreign currency or currency unit will be set forth in the Prospectus Supplement relating thereto.

EXCHANGE, REGISTRATION AND TRANSFER

    Registered Debt Securities of any series will be exchangeable for other Registered Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. If Debt Securities of any series are issuable as both Registered Debt Securities and Bearer Debt Securities, the Bearer Debt Securities of such series (with all unmatured coupons, except as provided below, and all matured coupons in default) will be exchangeable for Registered Debt Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. If a Bearer Debt Security with coupons appertaining thereto is surrendered in exchange for a Registered Debt Security after a Regular Record Date or Special Record Date and before the relevant date for payment of interest, such Bearer Debt Security shall be surrendered without the coupon relating to such date for payment of interest and interest will not be payable on such date in respect of the Registered Debt Security issued in exchange for such Bearer Debt Security, but will be payable only to the holder of such coupon when due in accordance with the terms thereof and of the Indenture. Bearer Debt Securities will not be issued in exchange for Registered Debt Securities (unless otherwise specified in the applicable Prospectus Supplement and permitted by applicable rules and regulations). No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith. (SECTION
404)

    Debt Securities may be presented for exchange as provided above, and Registered Debt Securities (other than U.S. Book-Entry Debt Securities (as defined below under "Definitive Global Securities--U.S. BOOK-ENTRY SECURITIES")) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any additional transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in the applicable Prospectus Supplement. (SECTIONS 404 AND 1102) The Chase Manhattan Bank located at 450 West 33rd Street, New York, New York 10001, is the Security Registrar under the Senior Indenture, and the Security Registrar under the Subordinated Indenture will be designated in the applicable Prospectus Supplement. (SECTION 404) The Company may at any time designate, or rescind the designation of, the Security Registrar or any additional transfer agent or approve a change in the location through which the Security Registrar or any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Debt Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as both Registered Debt Securities and Bearer Debt Securities or solely as Bearer Debt Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of

Payment for such series located outside of the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (SECTION 1102)

    In the event of any redemption in part of any series of Debt Securities, the Company will not be required to: (i) issue, register the transfer of, or exchange, Debt Securities of any series during a period beginning at the opening of business 15 Business Days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (a) if Debt Securities of the series are issuable only as Registered Debt Securities, the day of mailing of the relevant notice of redemption and (b) if Debt Securities of the series are issuable as Bearer Debt Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of the series are also issuable as Registered Debt Securities and there is no publication, the day of mailing of the relevant notice of redemption; (ii) register the transfer of, or exchange, any Registered Debt Security selected for redemption, in whole or in part, except the unredeemed portion of any Registered Debt Security being redeemed in part; or (iii) exchange any Bearer Debt Security selected for redemption, except to exchange such Bearer Debt Security for a Registered Debt Security of that series and like tenor which is simultaneously surrendered for redemption. (SECTION 404)

    For a discussion of restrictions on the exchange, registration and transfer of Global Debt Securities, see "Global Securities" below.

PAYMENT AND PAYING AGENTS

    Payment of principal of, and premium and interest, if any, on, Registered Debt Securities will be made in the designated currency or currency unit at the office of such Paying Agent or Paying Agents as the Company may designate from time to time. At the option of the Company, payment of any interest on Registered Debt Securities may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register. Payment of any installment of interest on Registered Debt Securities will be made to the person in whose name such Registered Debt Security is registered at the close of business on the Regular Record Date for such interest. (SECTIONS 406 AND 410)

    Payment of principal of, and premium and interest, if any, on, Bearer Debt Securities will be made in the designated currency unit at the offices of such Paying Agents outside the United States as the Company may designate from time to time. On the applicable payment date therefor payments of principal of, and premium, if any, on, Bearer Debt Securities will be made against surrender of such Debt Securities, and payment of interest on Bearer Debt Securities with coupons appertaining thereto on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. (SECTIONS 410 AND 1102) No payment with respect to any Bearer Debt Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of, and premium and interest, if any, on, Bearer Debt Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (SECTION 1102)

    Unless otherwise indicated in the applicable Prospectus Supplement with respect to Senior Debt Securities, The Chase Manhattan Bank located at 450 West 33rd Street, New York, New York 10001, will be designated as the Company's Paying Agent for payments with respect to Senior Debt Securities that are issuable solely as Registered Debt Securities and as the Company's Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to Senior Debt Securities (subject to the limitations described above in the case of Bearer Debt Securities) that are issuable solely as Bearer Debt Securities or as both Registered Debt Securities and Bearer Debt Securities. With respect to Subordinated Debt Securities, the Company's Paying Agent for payments with respect to Subordinated Debt Securities that are issuable solely as Registered Debt Securities and the Company's Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to Subordinated Debt Securities (subject to the limitations described above in the case of Bearer Debt Securities) that are issuable solely as Bearer Debt Securities or as both Registrable Debt Securities and Bearer Debt Securities will be designated in the applicable Prospectus Supplement. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Debt Securities of a series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable solely as Registered Debt Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as both Registered Debt Securities or Bearer Debt Securities or solely as Bearer Debt Securities, the Company will be required to maintain
(i) a Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to any Registered Debt Securities of the series (and for payments with respect to Bearer Debt Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on any stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in any required city located outside the United States for the Debt Securities of such series. (SECTION 1102)

    All moneys deposited with a Trustee or Paying Agent, or then held by the Company, in trust for the payment of principal of, and premium and interest, if any, on, any Debt Security or coupon that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, or, if then held by the Company, discharged from such trust, and the holder of such Debt Security or coupon will thereafter look only to the Company for payment thereof. (SECTION 1103)

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part as one or more Global Debt Securities in either registered or bearer form and in either temporary or definitive form. The Global Debt Security or Securities of a series will be deposited with, or on behalf of, a depositary located in the United States (a "U.S. Depositary") or a common depositary located outside the United States (a "Common Depositary") identified in the Prospectus Supplement relating to such series. All temporary or definitive Global Debt Securities in bearer form will be deposited with a Common Depositary.

    The specific terms of the depositary arrangement with respect to any Debt Securities of a series issued in global form will be described in the Prospectus Supplement relating to such series. For purposes other than making payments on a definitive Global Debt Security, the Company may treat a person having a beneficial interest in such definitive Global Debt Security as the holder of such principal amount of Outstanding Debt Securities represented by such definitive Global Debt Security as shall be specified in a written statement of the holder of such definitive Global Debt Security, or, in the case of a definitive Global Debt Security in bearer form, of Euro-clear or Cedel Bank (as defined below), which is delivered to the Trustee by such person. (SECTION 411) None of the Company, the Trustee, any Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Debt Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (SECTION 411) The Company anticipates that the following provisions will apply to all depositary arrangements with a U.S. Depositary or Common Depositary.

TEMPORARY GLOBAL SECURITIES

    If so specified in the applicable Prospectus Supplement, all or any portion of the Debt Securities of a series that are issuable as Bearer Debt Securities initially will be represented by one or more temporary Global Debt Securities, without interest coupons, to be deposited with a Common Depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euro-clear System ("Euro-clear"), and Cedel Bank, societe anonyme ("Cedel Bank") for credit to the respective accounts of the beneficial owners of such Debt Securities (or to such other accounts as they may direct). On and after the exchange date determined as provided in any such temporary Global Debt Security and described in the applicable Prospectus Supplement, each such temporary Global Debt Security will be exchangeable for definitive Debt Securities in bearer form, registered form, definitive global bearer form or any combination thereof, as specified in the applicable Prospectus Supplement. No Bearer Debt Security (including a Debt Security in definitive global bearer form) delivered in exchange for a portion of a temporary Global Debt Security will be mailed or otherwise delivered to any location in the United States in connection with such exchange. (SECTIONS 402 AND 403)

    Unless otherwise specified in the applicable Prospectus Supplement, interest on any portion of a temporary Global Debt Security payable in respect of an Interest Payment date occurring prior to the issuance of definitive Debt Securities will be paid to each of Euro-clear and Cedel Bank with respect to the portion of the temporary Global Debt Security held for its account upon delivery to the applicable Trustee of a certificate signed by Euro-clear or Cedel Bank, as the case may be, in the form required by the applicable Indenture dated no earlier than such Interest Payment Date, which certificate must be based on statements provided to it by its account holders who are beneficial owners of interests in such temporary Global Debt Security to the effect that such portion is not beneficially owned by a United States person, and has not been acquired by or on behalf of a United States person or for offer to resell or for resale to a United States person or any person inside the United States or, if a beneficial interest in such portion has been acquired by a United States person,
(i) that such person is a financial institution, as defined in applicable regulations promulgated under the Internal Revenue Code of 1986, as amended (the "Code"), purchasing for its own account or has acquired such Debt Security through a financial institution and (ii) that such Debt Securities are held by a financial institution that has agreed in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the regulations thereunder and that it did not purchase for offer to resell or for resale inside the United States. Each of Euro-clear and Cedel Bank will in such circumstances credit the interest received by it in respect of such temporary Global Debt Security to the accounts of the beneficial owners thereof (or to such other accounts as they may direct). (SECTION 403)

    As used herein, "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or an estate or trust the income of which is subject to United States Federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

DEFINITIVE GLOBAL SECURITIES

    BEARER SECURITIES. If any Debt Securities of a series are issuable in definitive global bearer form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such definitive global Bearer Debt Security may exchange such interests for Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. No Bearer Debt Security delivered in exchange for a portion of a definitive Global Debt Security will be mailed or otherwise delivered to any location in the United States in connection with such exchange. (SECTION 404) Principal of, and premium and interest, if any, on, a definitive global Bearer Debt Security will be payable in the manner described in the applicable Prospectus Supplement.

    U.S. BOOK-ENTRY SECURITIES. If Debt Securities of a series are to be represented by a definitive global Registered Debt Security to be deposited with or on behalf of a U.S. Depositary, such Debt Securities ("U.S. Book-Entry Debt Securities") will be represented by a definitive Global Debt Security registered in the name of the U.S. Depositary or its nominee. Upon the issuance of a definitive Global Debt Security registered in the name of the U.S. Depositary, the U.S. Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the U.S. Book-Entry Debt Securities represented by such Global Debt Security to the accounts of institutions that have accounts with such depositary or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or agents for the sale of such U.S. Book-Entry Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of U.S. Book-Entry Debt Securities will be limited to participants or persons that may hold interests through participants. Ownership of U.S. Book-Entry Debt Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the U.S. Depositary or its nominee for the applicable definitive Global Security or by participants or persons that hold through participants. So long as the U.S. Depositary, or its nominee, is the registered owner of such Global Debt Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the U.S. Book-Entry Debt Securities represented by such Global Debt Security for all purposes under the Indenture. Payment of principal of, and premium and interest, if any, on, U.S. Book-Entry Debt Securities will be made to the U.S. Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Debt Security representing such U.S. Book-Entry Debt Securities. Owners of U.S. Book-Entry Debt Securities will not be entitled to have such Debt Securities registered in their names in the Security Register, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws impair the ability to purchase or transfer U.S. Book-Entry Debt Securities.

    The Company expects that the U.S. Depositary for U.S. Book-Entry Debt Securities of a series, upon receipt of any payment of principal of, or premium or interest, if any, on, the related definitive Global Debt Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Debt Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Debt Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

CERTAIN COVENANTS OF THE COMPANY

    LIMITATION ON MERGER, CONSOLIDATION AND CERTAIN SALES OF ASSETS. The Company will covenant that it will not merge into or consolidate with any other corporation, or convey or transfer its properties and assets substantially as an entirety, to, any person unless (a) the successor is a U.S. corporation, (b) the successor assumes on the same terms and conditions all the obligations under the Debt Securities and the Indentures and (c) immediately after giving effect to the transaction, there is no default under the applicable Indenture. (SECTION
901) Upon any such merger, consolidation, conveyance or transfer, the successor will succeed to, and will be substituted in lieu of, the Company. (SECTION 902)

    EVENT RISK. Except for the limitations on Secured Indebtedness and Sale and Leaseback Transactions described below under Senior Debt Securities, the Indentures and Debt Securities do not contain any covenants or other provisions designed to afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company.

SATISFACTION AND DISCHARGE; DEFEASANCE

    At the request of the Company, the applicable Indenture will cease to be in effect as to the Debt Securities of any series (except for certain obligations to register the transfer or exchange of such Debt Securities and related coupons, if any, and hold moneys for payment of such Debt Securities and coupons in trust) when either (a) all such Debt Securities and coupons have been delivered to the applicable Trustee for cancellation or (b) all such Debt Securities and coupons have become due and payable or will become due and payable at their stated maturity within one year, or are to be called for redemption within one year, and the Company has deposited with the applicable Trustee, in trust money, in the currency, currencies or currency unit or units in which such Debt Securities are payable, in an amount sufficient to pay all the principal of, and premium and interest, if any, on, such Debt Securities on the dates such payments are due in accordance with the terms of such Debt Securities. (SECTION 501)

    Unless otherwise specified in the applicable Prospectus Supplement, the Company, at its option, (a) will be Discharged after 90 days from any and all obligations in respect of any series of Debt Securities (except for certain obligations to register the transfer of or exchange Debt Securities and related coupons, replace stolen, lost or mutilated Debt Securities and coupons, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture in respect of such series (including those described under "Certain Covenants of the Company"), in each case if the Company deposits with the trustee in trust, money, or, in the case of Debt Securities and coupons denominated in U.S. dollars, U.S. Government Obligations or, in the case of Debt Securities and coupons denominated in a foreign currency, Foreign Government Securities, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay in the currency, currencies or currency unit or units in which such Debt Securities are payable all the principal (including any mandatory sinking fund payments) of, and interest on, such series on the dates such payments are due in accordance with the terms of such series. Among the conditions to the Company's exercising any such option, the Company is required to deliver to the applicable Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of such series to recognize income, gain or loss for United States Federal income tax purposes and that the holders of such series will be subject to United States Federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such option had not been exercised. (SECTION 503)

EVENTS OF DEFAULT, NOTICE AND WAIVER

    Each Indenture provides that, if an Event of Default specified therein with respect to any series of Debt Securities shall have happened and be continuing, either the applicable Trustee or the holders of 25% in principal amount of the outstanding Debt Securities of such series (in the case of certain events of bankruptcy, insolvency and reorganization, voting as one class with all other outstanding Debt Securities) may declare the principal of all the Debt Securities of such series, together with accrued interest thereon, if any, to be immediately due and payable by notice in writing to the Company (and to the applicable Trustee if given by the holders). (SECTION 602)

    Events of Default in respect of any series are defined in the Indentures as being: default for 30 days in payment of any interest installment when due; default in payment of principal of, or premium, if any, on, Debt Securities of such series when due (other than any sinking fund payments) at their stated maturity, by declaration, when called for redemption or otherwise; default for 30 days in the making of any sinking fund payment when due; default for 90 days after notice to the Company by the applicable Trustee or by holders of 25% in principal amount of the outstanding Debt Securities of such series in the performance of any covenant in the Debt Securities of such series or in the applicable Indenture with respect to Debt Securities of such series; and certain events of bankruptcy, insolvency and reorganization. No Event of Default with respect to a single series of indebtedness issued under an Indenture (and any supplemental indentures) necessarily constitutes an Event of Default with respect to any other series of indebtedness issued thereunder. (SECTION 601)

    Each Indenture provides that the applicable Trustee will, within 90 days after the occurrence of a default with respect to the Debt Securities of any series, give to the holders of the Debt Securities of such series notice of all uncured and unwaived defaults known to it; provided that, except in the case of default in the payment of principal of, or premiums or interest, if any, on, or a sinking fund installment, if any, with respect to any of the Debt Securities of such series, such Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Debt Securities of such series. The term "default" for the purpose of this provision only means the happening of any of the Events of Default specified above, except that any grace period of notice requirement is eliminated. (SECTION 702)

    Each Indenture contains provisions entitling the applicable Trustee, subject to the duty of such Trustee during an Event of Default to act with the required standard of care, to be indemnified by the holders of the Debt Securities before proceeding to exercise any right or power under such Indenture at the request of holders of the Debt Securities. (SECTION 703)

    Each Indenture provides that the holders of a majority in principal amount of the outstanding Debt Securities of any series may in certain circumstances direct the time, method and place of conducting proceedings for remedies available to the applicable Trustee or exercising any trust or power conferred on such Trustee in respect of such series. (SECTION 612)

    Each Indenture includes a covenant that the Company will file annually with the applicable Trustee an Officers' Certificate stating whether any default exists and specifying any default that exists. (SECTION 1106)

    In certain cases, the holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of such series waive any past default or Event of Default with respect to the Debt Securities of such series or compliance with certain provisions of the Indenture, except, among other things, a default not theretofore cured in payment of the principal of, or premium or interest, if any, on, any of the Debt Securities of such series. (SECTION 613) The holders of a majority in principal amount of a series of outstanding Debt Securities also have certain rights to rescind any declaration of acceleration with respect to such series after all Events of Default with respect to such series not arising from such declaration shall have been cured. (SECTION 602)

MODIFICATION OF THE INDENTURES

    Each Indenture provides that the Company and the Trustee thereunder may, without the consent of any holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding additional Events of Default, establishing the form or terms of any series of Debt Securities issued under such supplemental indentures or curing ambiguities or inconsistencies in the applicable Indenture or making other provisions, provided such other provisions shall not adversely affect the interests of the holders of any series of Debt Securities in any material respect. (SECTION 1001)

    Each Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Debt Securities of all affected series (acting as one class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the applicable Indenture or modifying the rights of the holders of the Debt Securities of such series, except that no such supplemental indenture may, without the consent of the holders of all the outstanding Debt Securities affected thereby, among other things: (i) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (ii) reduce the principal amount of, the rate of interest on, or any premium payable upon the redemption of, any Debt Security;
(iii) reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon acceleration of the Maturity thereof; (iv) change any Place of Payment where, or the currency, currencies or currency unit or units in which, any Debt Security or any premium or interest thereon is payable; (v) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date); (vi) affect adversely the terms, if any, of conversion of any Debt Security into stock or other securities of the Company or of any other corporation; (vii) reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the applicable Indenture or certain defaults thereunder and their consequences) provided for in such Indenture; (viii) change any obligation of the Company, with respect to outstanding Debt Securities of a series, to maintain an office or agency in the places and for the purposes specified in the Indenture for such series; or (ix) modify any of the foregoing provisions or the provisions for the waiver of certain covenants and defaults, except to increase any applicable percentage of the aggregate principal amount of outstanding Debt Securities the consent of the holders of which is required or to provide with respect to any particular series the right to condition the effectiveness of any supplemental indenture as to that series on the consent of the holders of a specified percentage of the aggregate principal amount of outstanding Debt Securities of such series or to provide that certain other provisions of the Indentures cannot be modified or waived without the consent of the holder of each outstanding Debt Security affected thereby. (SECTION 1002)

MEETINGS

    The Indentures contain provisions for convening meetings of the holders of Debt Securities of any series. (SECTION 1401) A meeting may be called at any time by the Trustee under the applicable Indenture, and also, upon request, by the Company or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given in accordance with "Notices" below. (SECTION 1402) Persons entitled to vote a majority in principal amount of the outstanding Debt Securities of a series will constitute a quorum at a meeting of holders of Debt Securities of such series, except that in the absence of a quorum, if the meeting was called by the Company or the Trustee, it may be adjourned for a period of not less than 10 days, and in the absence of a quorum at any such adjourned meeting, the meeting may be further adjourned for a period of not less than 10 days. Except for any consent which must be given by the holder of each outstanding Debt Security affected thereby, as described above under "Modification of the Indentures", and subject to the provisions described in the last sentence under this subheading, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; PROVIDED, HOWEVER, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is equal to or less than a majority, in principal amount of outstanding Debt Securities of a series may be adopted at a meeting or an adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all holders of Debt Securities of that series and the related coupons. With respect to any consent, waiver or other action which the Indentures expressly provide may be given by the holders of a specified percentage of outstanding Debt Securities of all series affected thereby (acting as one class), only the principal amount of outstanding Debt Securities of any series represented at a meeting or an adjourned meeting duly reconvened at which a quorum is present as aforesaid and voting in favor of such action will be counted for purposes of calculating the aggregate principal amount of outstanding Debt Securities of all series affected thereby favoring such action. (SECTION 1404)

NOTICES

    Except as otherwise provided in the applicable Indenture, notices to holders of Bearer Debt Securities will be given by publication at least once in a daily newspaper in The City of New York and in London and in such other city or cities as may be specified in such Bearer Debt Securities and will be mailed to such persons whose names and addresses were previously filed with the applicable Trustee, within the time prescribed for the giving of such notice. Notice to holders of Registered Debt Securities will be given by mail to the addresses of such holders as they appear in the Security Register. (SECTION 106)

TITLE

    Title to any Bearer Debt Securities and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Debt Security or related coupon and, prior to due presentment for registration of transfer, the registered owner of any Registered Debt Security (including Registered Debt Securities in global registered form), as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (SECTION
407)

REPLACEMENT OF SECURITIES COUPONS

    Any mutilated Debt Security and any Debt Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the holder upon surrender of such mutilated Debt Security or Debt Security with a mutilated coupon to the Security Registrar. Debt Securities or coupons that become destroyed, stolen or lost will be replaced by the Company at the expense of the holder upon delivery to the Security Registrar of evidence of the destruction, loss or theft thereof satisfactory to the Company and the Security Registrar; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced (upon surrender to the Security Registrar of the Debt Security with all appurtenant coupons not destroyed, stolen or lost) by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon, an indemnity satisfactory to the Security Registrar and the Company may be required at the expense of the holder of such Debt Security or coupon before a replacement Debt Security will be issued. (SECTION 405)

GOVERNING LAW

    The Indentures, the Debt Securities and the coupons will be governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEES

    The Company may from time to time maintain lines of credit, and have other customary banking relationships, with the Senior Trustee or the Subordinated Trustee.

SENIOR DEBT SECURITIES

    The Senior Debt Securities will be unsecured and will rank PARI PASSU with all other unsecured and non-subordinated debt of the Company.

    CERTAIN COVENANTS IN SENIOR INDENTURE

    LIMITATION ON SECURED INDEBTEDNESS. The Senior Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create, assume, incur or guarantee any Secured Indebtedness without securing the Debt Securities equally and ratably with, or prior to, such Secured Indebtedness unless immediately thereafter the aggregate amount of all Secured Indebtedness (exclusive of Secured
Indebtedness if the Debt Securities are secured equally and ratably with, or prior to, such Secured Indebtedness) and the discounted present value of all net rentals payable under leases entered into in connection with Sale and Leaseback Transactions (as defined below) entered into after July 15, 1985 (except any such leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary) would not exceed 10% of Consolidated Net Tangible Assets. (SECTION 1104 OF SENIOR INDENTURE)

    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. The Senior Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, enter any lease longer than three years (excluding leases of newly acquired, improved or constructed property) covering any Principal Property of the Company or any Restricted Subsidiary that is sold to any other person in connection with such lease (a "Sale and Leaseback Transaction"), unless either (a) immediately thereafter, the sum of (i) the discounted present value of all net rentals payable under all such leases entered into after July 15, 1985 (except any such leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary) and (ii) the aggregate amount of all Secured Indebtedness (exclusive of Secured Indebtedness if the Debt Securities are secured equally and ratably with, or prior to, such Secured Indebtedness) does not exceed 10% of Consolidated Net Tangible Assets, or (b) an amount equal to the greater of (x) the net proceeds to the Company or a Restricted Subsidiary from such sale and (y) the discounted present value of all net rentals payable thereunder, is applied within 180 days to the retirement of long-term debt of the Company or a Restricted Subsidiary (other than such debt which is subordinated to the Debt Securities or which is owing to the Company or a Restricted Subsidiary). (SECTION 1105 OF SENIOR INDENTURE)

    CERTAIN DEFINITIONS. "SECURED INDEBTEDNESS" will mean indebtedness of the Company or any Restricted Subsidiary for borrowed money secured by any lien upon (or in respect of any conditional sale or other title retention agreement covering) any Principal Property or any stock or indebtedness of a Restricted Subsidiary, but excluding from such definition all indebtedness: (i) outstanding on July 15, 1985, secured by liens (or arising from conditional sale or other title retention agreements) existing on that date; (ii) incurred after July 15, 1985 to finance the acquisition, improvement or construction of property and either secured by purchase money mortgages or liens placed on such property within 180 days of acquisition, improvement or construction or arising from conditional sale or other title retention agreements; (iii) secured by liens on Principal Property or on the stock or indebtedness of Restricted Subsidiaries, and, in either case, existing at the time of acquisition thereof; (iv) owing to the Company or any Restricted Subsidiary; (v) secured by liens (or conditional sale or other title retention devices) existing at the time a corporation became or becomes a Restricted Subsidiary in the case of a corporation which shall have become or becomes a Restricted Subsidiary after July 15, 1985; (vi) arising from any Sale and Leaseback Transaction; (vii) incurred to finance the acquisition or construction of property secured by liens in favor of any country or any political subdivision thereof; and (viii) constituting any replacement, extension or renewal of any such indebtedness (to the extent such indebtedness is not increased). "PRINCIPAL PROPERTY" will mean land, land improvements, buildings and associated factory, laboratory and office equipment (excluding all products marketed by the Company or any of its subsidiaries) constituting a manufacturing, development, warehouse, service or office facility owned by or leased to the Company or a Restricted Subsidiary, located within the United States and having an acquisition cost plus capitalized improvements in excess of 0.15% of Consolidated Net Tangible Assets as of the date of such determination, other than any such property financed through the issuance of tax-exempt governmental obligations, or which the Board of Directors determines is not of material importance to the Company and its Restricted Subsidiaries taken as a whole, or in which the interest of the Company and all its subsidiaries does not exceed 50%. "CONSOLIDATED NET TANGIBLE ASSETS" will mean the total assets of the Company and its subsidiaries, less current liabilities and certain intangible assets (not including program products). "RESTRICTED SUBSIDIARY" will mean (i) any subsidiary of the Company which has substantially all its property in the United States, which owns or is a lessee of any Principal Property and in which the investment of the Company and all its subsidiaries exceeds 0.15% of Consolidated Net Tangible Assets as of the date of such determination, other than certain financing subsidiaries and subsidiaries formed or acquired after July 15,

1985 for the purpose of acquiring the stock, business or assets of another person and that have not and do not acquire all or any substantial part of the business or assets of the Company or any Restricted Subsidiary and (ii) any other subsidiary designated by the Board of Directors as a Restricted Subsidiary. (SECTION 101 OF SENIOR INDENTURE)

    The Senior Indenture provides that the Company may omit to comply with the restrictive covenants described above under "Limitation on Secured Indebtedness" and "Limitation on Sale and Leaseback Transactions" if the holders of not less than a majority in principal amount of all series of outstanding Debt Securities affected thereby (acting as one class) waive compliance with such restrictive covenants. (SECTION 1107 OF SENIOR INDENTURE)

SUBORDINATED DEBT SECURITIES

    The Subordinated Debt Securities will be unsecured and will be subject to the subordination provisions described below.

    The payment of the principal of, premium (if any) and interest on the Subordinated Debt Securities is subordinated in right of payment, as set forth in the Subordinated Indenture, to the payment when due of all Senior Indebtedness. (SECTION 1501 OF SUBORDINATED INDENTURE) However, payment from the money or the proceeds of U.S. government obligations held in any defeasance trust is not subordinate to any Senior Indebtedness or subject to the restrictions described herein. (SECTION 1512 OF SUBORDINATED INDENTURE). Claims of creditors of the Company's subsidiaries, including trade creditors, secured creditors and creditors holding guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Subordinated Debt Securities, even though such obligations may not constitute Senior Indebtedness. The Subordinated Debt Securities therefore will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Company.

    Senior Indebtedness is defined in the Subordinated Indenture as the principal of, premium, if any, and interest on, (i) all the Company's indebtedness for money borrowed, other than the subordinated securities issued under the Subordinated Indenture, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, except such indebtedness as is by its terms expressly stated to be not superior in right of payment to the subordinated securities issued under the Subordinated Indenture or to rank PARI PASSU with the subordinated securities issued under the Subordinated Indenture and (ii) any deferrals, renewals or extensions of any such Senior Indebtedness, except that Senior Indebtedness will not include (1) any obligation of the Company to any subsidiary, (2) any liability for Federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any indebtedness, guarantee or obligation of the Company which is expressly subordinate or junior in right of payment in any respect to any other indebtedness, guarantee or obligation of the Company, including any senior subordinated indebtedness and any subordinated obligations, (5) any obligations with respect to any capital stock, or (6) any indebtedness incurred in violation of the Subordinated Indenture. The term "indebtedness for money borrowed" as used in the foregoing sentence includes, without limitation, any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets. (SECTION 101 OF SUBORDINATED INDENTURE) There is no limitation on the issuance of additional Senior Indebtedness of the Company. The Senior Debt Securities constitute Senior Indebtedness under the Subordinated Indenture. The Subordinated Debt Securities will rank PARI PASSU with other subordinated indebtedness of the Company.

    The Company may not pay principal of, premium (if any) or interest on the Subordinated Debt Securities, make any deposits pursuant to the defeasance provisions in the Subordinated Indenture or otherwise purchase, redeem or retire any Subordinated Debt Securities (collectively, "pay the Subordinated Debt Securities") if (i) any Senior Indebtedness is not paid when due or (ii) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full. However, the Company may pay the Subordinated Securities without regard to the foregoing if the Company and the Subordinated Trustee receive written notice approving such payment from the Representatives of the holders of Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Subordinated Securities for a period (a "Payment Blockage Period") commencing upon the receipt by the Subordinated Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representatives of the holders of Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (1) by written notice to the Subordinated Trustee and the Company from the Person or Persons who gave such Blockage Notice, (2) because the default giving rise to such Blockage Notice is no longer continuing or (3) because such Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of Senior Indebtedness or the Representatives of such holders have accelerated the maturity of such Senior Indebtedness, the Company may resume payments on the Subordinated Debt Securities after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Senior Indebtedness during such period. (SECTION 1503 OF SUBORDINATED INDENTURE)

    Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or their property, the holders of Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before the holders of Subordinated Debt Securities are entitled to receive any payment, and until the Senior Indebtedness is paid in full, any payment or distribution to which holders of Subordinated Debt Securities would be entitled but for the subordination provisions of the Subordinated Indenture (other than distributions of stock and certain debt securities subordinated to the Senior Indebtedness) will be made to holders of the Senior Indebtedness as their interests may appear. (SECTION 1502 OF SUBORDINATED INDENTURE) If a distribution is made to holders of Subordinated Debt Securities that, due to the subordination provisions, should not have been made to them, such holders of Subordinated Debt Securities are required to hold it in trust for the holders of Senior Indebtedness, and pay it over to them as their interests may appear. (SECTION 1505 OF SUBORDINATED INDENTURE)

    If payment of the Subordinated Debt Securities is accelerated because of an Event of Default, the Company or the Subordinated Trustee will promptly notify the holders of Senior Indebtedness or the Representatives of such holders of the acceleration. The Company may not pay the Subordinated Securities until five Business Days after such holders or the Representatives of the Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Subordinated Securities only if the subordination provisions of the Subordinated Indenture otherwise permit payment at that time. (SECTION 1505 OF SUBORDINATED INDENTURE)

    By reason of such subordination provisions contained in the Subordinated Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of Subordinated Debt Securities, and creditors of the Company who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of Subordinated Indebtedness.

                       DESCRIPTION OF THE PREFERRED STOCK

    The following is a description of certain general terms and provisions of the Preferred Stock. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

    The summary of terms of the Company's Preferred Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation and the certificate of amendment relating to each series of the Preferred Stock (the "Certificate of Amendment"), which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of the Preferred Stock.

    The Company's Certificate of Incorporation authorizes the issuance of 150,000,000 shares of Preferred Stock, par value $.01 per share. As of September 30, 1997, 2,597,261 shares of Series A 7 1/2% Preferred Stock, liquidation preference $100 per share, were outstanding. Subject to limitations prescribed by law, the Board of Directors is authorized at any time to issue one or more series of Preferred Stock; to determine the designation for any such series by number, letter, or title that shall distinguish such series from any other series of Preferred Stock; and to determine the number of shares in any such series (including a determination that such series shall consist of a single share).

    The Board of Directors is authorized to determine, for each series of Preferred Stock, and the Prospectus Supplement shall set forth with respect to such series: (i) whether the holders thereof shall be entitled to cumulative, noncumulative, or partially cumulative dividends and, with respect to shares entitled to dividends, the dividend rate or rates, including without limitation the methods and procedures for determining such rate or rates, and any other terms and conditions relating to such dividends; (ii) whether, and if so to what extent and upon what terms and conditions, the holders thereof shall be entitled to rights upon the liquidation of, or upon any distribution of the assets of, the Company; (iii) whether, and if so upon what terms and conditions, such shares shall be convertible into Debt Securities, any other series of Preferred Stock, Depositary Shares or Capital Stock, or exchangeable for the securities of any other corporation; (iv) whether, and if so upon what terms and conditions, such shares shall be redeemable; (v) whether the shares shall be redeemable and subject to any sinking fund provided for the purchase or redemption of such shares and, if so, the terms of such fund; (vi) whether the holders thereof shall be entitled to voting rights and, if so, the terms and conditions for the exercise thereof; PROVIDED that the holders of shares of Preferred Stock (A) will not be entitled to more than the lesser of (x) one vote per $100 of liquidation value or (y) one vote per share, when voting as a class with the holders of shares of capital stock, and (B) will not be entitled to vote on any matter separately as a class, except to the extent specified with respect to each series, (x) with respect to any amendment or alteration of the provisions of the Certificate of Incorporation that would adversely affect the powers, preferences, or special rights of the applicable series of Preferred Stock or
(y) in the event the Corporation fails to pay dividends on any series of Preferred Stock in full for any six quarterly dividend payment periods, whether or not consecutive, in which event the number of directors may be increased by two and the holders of outstanding shares of Preferred Stock then similarly entitled shall be entitled to elect the two additional directors until full accumulated dividends on all such shares of Preferred Stock shall have been paid; and (vii) whether the holders thereof shall be entitled to other preferences or rights, and, if so, the qualifications, limitations, or restrictions of such preferences or rights.

DIVIDENDS

    Holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available for payment, cash dividends payable at such dates and at such rates per share per annum as set forth in the applicable Prospectus Supplement. The

Prospectus Supplement will also state applicable record dates regarding the payment of dividends. Except as set forth below, no dividends shall be declared or paid or set apart for payment on any series of Preferred Stock unless full dividends for all series of Preferred Stock (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Stock, dividends declared (if any) on the Preferred Stock shall be declared pro-rata so that the amount of dividends declared per share on each series of Preferred Stock shall in all cases bear to each other series the same ratio that (x) accrued dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if dividends for such series are cumulative) for the then-current dividend period per share for each respective series of Preferred Stock bear to
(y) aggregate accrued dividends for the then-current dividend period (including all accumulations with respect to unpaid dividends for prior periods for all series which are cumulative) for all outstanding shares of Preferred Stock.

    Unless all dividends on the Preferred Stock shall have been paid in full (i) no dividend shall be declared and paid or declared and a sum sufficient thereof set apart for payment (other than a dividend in the Company's capital stock or in any other class ranking junior to the Preferred Stock as to dividends and liquidation preferences) or other distribution declared or made upon the shares of the Company's capital stock or upon any other class ranking junior to the Preferred Stock as to dividends or liquidation preferences and (ii) no shares of the Company's capital stock or class of stock ranking junior to the Preferred Stock as to dividends or liquidation preferences may be redeemed, purchased or otherwise acquired by the Company except by conversion into or exchange for shares of the Company ranking junior to the Preferred Stock as to dividends and liquidation preferences.

CONVERTIBILITY

    No series of Preferred Stock will be convertible into, or exchangeable for, other securities or property except as set forth in the related Prospectus Supplement.

REDEMPTION AND SINKING FUND

    No series of Preferred Stock will be redeemable or receive the benefit of a sinking fund except as set forth in the related Prospectus Supplement.

LIQUIDATION

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of any series of Preferred Stock will be entitled to receive the liquidation preference per share specified in the Prospectus Supplement, if any, in each case together with any applicable accrued and unpaid dividends and before any distribution to holders of the Company's capital stock or any class of stock ranking junior to the Preferred Stock as to dividends and liquidation preferences. In the event there are insufficient assets to pay such liquidation preferences for all classes of Preferred Stock in full, the remaining assets shall be allocated ratably among all series of Preferred Stock based upon the aggregate liquidation preference for all outstanding shares for each such series. After payment of the full amount of the liquidation preference to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company unless otherwise provided in a Prospectus Supplement, and the remaining assets of the Company shall be distributable exclusively among the holders of the Company's capital stock and any class of stock ranking junior to the Preferred Stock as to dividends and liquidation preferences, according to their respective interests.

VOTING

    No series of Preferred Stock will be entitled to vote except as provided below or in the related Prospectus Supplement. Unless otherwise specified in the related Prospectus Supplement, if at any time the Company shall have failed to declare and pay in full dividends for six quarterly periods, whether consecutive or not, on any applicable series of Preferred Stock and all such preferred dividends remain unpaid (a "Preferred Dividend Default"), the number of directors of the Company shall be increased by two and the holders of such series of Preferred Stock, voting together as a class with all other series of Preferred Stock then entitled to vote on such election of directors, shall be entitled to elect such two additional directors until the full dividends accumulated on all outstanding shares of such series shall have been declared and paid in full. Upon the occurrence of a Preferred Dividend Default, the Board of Directors shall within 10 business days of such default call a special meeting of the holders of shares of all affected series, for which there is a Preferred Dividend Default, for the purpose of electing the additional directors. In lieu of holding such meeting, the holders of record of a majority of the outstanding shares of all series for which there is a Preferred Dividend Default who are then entitled to participate in the election of directors may, by action taken by written consent, elect such additional directors. If and when all accumulated dividends on any series of Preferred Stock have been paid in full, the holders of shares of such series shall be divested of the foregoing voting rights subject to revesting in the event of each and every Preferred Dividend Default. Upon termination of such special voting rights attributable to all series for which there has been a Preferred Dividend Default, the term of office of each director so elected (a "Preferred Stock Director") shall terminate and the number of directors of the Company shall, without further action, be reduced by two, subject always to the increase in the number of directors pursuant to the foregoing provisions in case of a future Preferred Dividend Default. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by, the vote of the holders of record of a majority of the outstanding shares of all series of Preferred Stock who were entitled to participate in such director's election, voting as a separate class, at a meeting called for such purpose or by written consent. So long as a Preferred Stock Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding series of Preferred Stock who are then entitled to participate in the election of such Preferred Stock Directors as provided above. As long as the Preferred Dividend Default shall continue, holders of the Preferred Stock shall not, as such stockholders, be entitled to vote on the election or removal of directors, other than Preferred Stock Directors, but shall not be divested of any other voting rights provided to the holders of Preferred Stock by law with respect to any other matter to be acted upon by the stockholders of the Company. The Preferred Stock Directors shall each be entitled to one vote per director on any matter. Additionally, unless otherwise specified in a Prospectus Supplement, the affirmative vote of the holders of a majority of the outstanding shares of each series of Preferred Stock voting together as a class, is required to authorize any amendment, alteration or repeal of the Restated Certificate of Incorporation or any Certificate of Amendment which would adversely affect the powers, preferences, or special rights of the Preferred Stock including authorizing any class of stock with superior dividend and liquidation preferences.

MISCELLANEOUS

    The holders of Preferred Stock will have no preemptive rights. The Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Shares of Preferred Stock redeemed or otherwise reacquired by the Company shall resume the status of authorized and unissued shares of Preferred Stock undesignated as to series, and shall be available for subsequent issuance. There are no restrictions on repurchase or redemption of the Preferred Stock while there is any arrearage on sinking fund installments except as may be set forth in a Prospectus Supplement. Neither the par value nor the liquidation preference is indicative of the price at which the Preferred Stock will actually trade on or after the date of issuance. Payment of dividends on any series of Preferred Stock may be restricted by loan agreements, indentures and other transactions entered into by the Company.

NO OTHER RIGHTS

    The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the related Prospectus Supplement, the Certificate of Incorporation or Certificate of Amendment or as otherwise required by law.

TRANSFER AGENT AND REGISTRAR

    The transfer agent for each series of Preferred Stock will be described in the related Prospectus Supplement.

                      DESCRIPTION OF THE DEPOSITARY SHARES

    The Company may, at its option, elect to offer Depositary Shares rather than full shares of Preferred Stock. In the event such option is exercised, each of the Depositary Shares will represent ownership of and entitlement to all rights and preferences of a fraction of a share of Preferred Stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in the Prospectus Supplement. The shares of Preferred Stock represented by the Depositary Shares will be deposited with a Depositary (the "Depositary") named in the applicable Prospectus Supplement, under a Deposit Agreement (the "Deposit Agreement"), among the Company, the Depositary and the holders of the Depositary Receipts. Certificates evidencing Depositary Shares ("Depositary Receipts") will be delivered to those persons purchasing Depositary Shares in the offering. The Depositary will be the transfer agent, registrar and dividend disbursing agent for the Depositary Shares. Holders of Depositary Receipts agree to be bound by the Deposit Agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

    The summary of terms of the Company's Depositary Shares contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Deposit Agreement, the Company's Certificate of Incorporation and the Certificate of Amendment for the applicable series of Preferred Stock.

DIVIDENDS

    The Depositary will distribute all cash dividends or other cash distributions received in respect of the series of Preferred Stock represented by the Depositary Shares to the record holders of Depositary Receipts in proportion to the number of Depositary Shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by the Company for the applicable series of Preferred Stock. The Depositary, however, will distribute only such amount as can be distributed without attributing to any Depositary Share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Receipts then outstanding.

    In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of Depositary Shares owned by such holders on the relevant record date, unless the Depositary determines (after consultation with the Company) that it is not feasible to make such distribution, in which case the Depositary may (with the approval of the Company) adopt any other method for such distribution as it deems appropriate, including the sale of such property and distribution of the net proceeds from such sale to such holders.

LIQUIDATION PREFERENCE

    In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of each Depositary Share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of Preferred Stock, as set forth in the Prospectus Supplement.

REDEMPTION

    If the series of Preferred Stock represented by the applicable series of Depositary Shares is redeemable, such Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of Preferred Stock held by the Depositary. Whenever the Company redeems any Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Stock so redeemed. The Depositary will mail the notice of redemption promptly upon receipt of such notice from the Company and not less than 35 nor more than 60 days prior to the date fixed for redemption of the Preferred Stock and the Depositary Shares to the record holders of the Depositary Receipts.

VOTING

    Promptly upon receipt of notice of any meeting at which the holders of the series of Preferred Stock represented by the applicable series of Depositary Shares are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts as of the record date for such meeting. Each such record holder of Depositary Receipts will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock represented by such record holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote such Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting any of the Preferred Stock to the extent that it does not receive specific instructions from the holders of Depositary Receipts.

WITHDRAWAL OF PREFERRED STOCK

    Upon surrender of Depositary Receipts at the principal office of the Depositary, upon payment of any unpaid amount due the Depositary, and subject to the terms of the Deposit Agreement, the owner of the Depositary Shares evidenced thereby is entitled to delivery of the number of whole shares of Preferred Stock and all money and other property, if any, represented by such Depositary Shares. Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Receipts evidencing Depositary Shares therefor.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of Depositary Shares will not be effective unless such amendment has been approved by at least a majority of the Depositary Shares then outstanding. No such amendment may impair the right, subject to the terms of the Deposit Agreement, of any owner of any Depositary Shares to surrender the Depositary Receipt evidencing such Depositary Shares with instructions to the Depositary to deliver to the holder the Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law. The Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any dissolution of the Company and such distribution has been made to all the holders of Depositary Shares.

CHARGES OF DEPOSITARY

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Shares, any redemption of the Preferred Stock and all withdrawals of Preferred Stock by owners of Depositary Shares. Holders of Depositary Receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the Deposit Agreement to be for their accounts. In certain circumstances, the Depositary may refuse to transfer Depositary Shares, may withhold dividends and distributions and sell the Depositary Shares evidenced by such Depositary Receipt if such charges are not paid.

MISCELLANEOUS

    The Depositary will forward to the holders of Depositary Receipts all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock. In addition, the Depositary will make available for inspection by holders of Depositary Receipts at the principal office of the Depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from the Company which are received by the Depositary as the holder of Preferred Stock.

    Neither the Depositary nor the Company assumes any obligation or will be subject to any liability under the Deposit Agreement to holders of Depositary Receipts other than for its negligence or willful misconduct. Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Depositary may rely on written advice of counsel or accountants, on information provided by holders of Depositary Receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

FEDERAL INCOME TAX CONSEQUENCES

    Owners of the Depositary Shares will be treated for Federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares. Accordingly, such owners will be entitled to take into account for Federal income tax purposes income and deductions to which they would be entitled if they were holders of such Preferred Stock. In addition, (i) no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares, (ii) the tax basis of each share of Preferred Stock to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor, and (iii) the holding period for Preferred Stock in the hands of an exchanging owner of Depositary Shares will include the period during which such person owned such Depositary Shares.

                        DESCRIPTION OF THE CAPITAL STOCK

    As of the date of this Prospectus, the Company's Certificate of Incorporation authorizes the issuance of 1,875,000,000 shares of Capital Stock, $0.50 par value per share. As of September 30, 1997, 972,170,729 shares of Capital Stock were outstanding.

    Subject to the rights of the holders of any outstanding shares of preferred stock, holders of Capital Stock are entitled to receive such dividends, in cash, securities, or property, as may from time to time be declared by the Board of Directors. Subject to the provisions of the Company's By-laws, as from time to time amended, with respect to the closing of the transfer books and the fixing of a record date, holders of shares of Capital Stock are entitled to one vote per share of Capital Stock held on all matters requiring a vote of the stockholders. In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, after payment shall have been made to the holders of preferred stock of the full amount to which they shall be entitled, the holders of Capital Stock shall be entitled to share ratably, according to the number of shares held by them, in all remaining assets of the Company available for distribution. Shares of Capital Stock are not redeemable and have no subscription, conversion or preemptive rights.

                          DESCRIPTION OF THE WARRANTS

    The Company may issue Warrants for the purchase of Debt Securities, Preferred Stock or Capital Stock. Warrants may be issued independently or together with Debt Securities, Preferred Stock or Capital Stock offered by any Prospectus Supplement and may be attached to or separate from any such Securities. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following summary of certain provisions of the Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Warrant Agreement that will be filed with the Commission in connection with the offering of such Warrants.

DEBT WARRANTS

    The Prospectus Supplement relating to a particular issue of Warrants to issue Debt Securities ("Debt Warrants") will describe the terms of such Debt Warrants, including the following: (a) the title of such Debt Warrants; (b) the offering price for such Debt Warrants, if any; (c) the aggregate number of such Debt Warrants; (d) the designation and terms of the Debt Securities purchasable upon exercise of such Debt Warrants; (e) if applicable, the designation and terms of the Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (f) if applicable, the date from and after which such Debt Warrants and any Debt Securities issued therewith will be separately transferable; (g) the principal amount of Debt Securities purchasable upon exercise of a Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise (which price may be payable in cash, securities, or other property);
(h) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such Debt Warrants that may be exercised at any one time; (j) whether the Debt Warrants represented by the Debt Warrant certificates or Debt Securities that may be issued upon exercise of the Debt Warrants will be issued in registered or bearer form; (k) information with respect to book-entry procedures, if any; (l) the currency or currency units in which the offering price, if any, and the exercise price are payable; (m) if applicable, a discussion of material United

States federal income tax considerations; (n) the antidilution provisions of such Debt Warrants, if any; (o) the redemption or call provisions, if any, applicable to such Debt Warrants; and (p) any additional terms of the Debt Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Debt Warrants.

STOCK WARRANTS

    The Prospectus Supplement relating to any particular issue of Warrants to issue Capital Stock or Preferred Stock will describe the terms of such Warrants, including the following: (a) the title of such Warrants; (b) the offering price for such Warrants, if any; (c) the aggregate number of such Warrants; (d) the designation and terms of the Capital Stock or Preferred Stock purchasable upon exercise of such Warrants; (e) if applicable, the designation and terms of the Securities with which such Warrants are issued and the number of such Warrants issued with each such Security; (f) if applicable, the date from and after which such Warrants and any Securities issued therewith will be separately transferable; (g) the number of shares of Capital Stock or Preferred Stock purchasable upon exercise of a Warrant and the price at which such shares may be purchased upon exercise; (h) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such Warrants that may be exercised at any one time; (j) the currency or currency units in which the offering price, if any, and the exercise price are payable; (k) if applicable, a discussion of material United States federal income tax considerations; (l) the antidilution provisions of such Warrants, if any; (m) the redemption or call provisions, if any, applicable to such Warrants; and (n) any additional terms of the Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Warrants.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities in any of three ways: (i) through underwriters; (ii) through agents; or (iii) directly to a limited number of institutional purchasers or to a single purchaser. The Prospectus Supplement with respect to each series of Securities will set forth the terms of the offering of the Securities of such series, including the name or names of any underwriters, the purchase price and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the Securities of such series may be listed.

    If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    If so indicated in the Prospectus Supplement, the Company will authorize agents or underwriters to solicit offers by certain types of institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commissions payable for solicitation of such contracts.

    Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

    Each series of Securities will be a new issue of securities with no established trading market. Any underwriters to whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Securities.

                                 LEGAL OPINIONS

    Except as may be otherwise specified in the Prospectus Supplement accompanying this Prospectus, the legality of the securities will be passed upon for the Company by David S. Hershberg, Vice President and Assistant General Counsel of the Company. Mr. Hershberg, together with members of his family, owns, has options to purchase and has other interests in shares of common stock of the Company.

                                    EXPERTS

    The consolidated financial statements of the Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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                                     -------------------------------------------

    No dealer, agent, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in this Prospectus, Prospectus Supplement and any Pricing Supplement in connection with the offer contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or by any Distributor. This Prospectus, Prospectus Supplement, and any Pricing Supplement shall not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this Prospectus, Prospectus Supplement or any Pricing Supplement or an offer to sell or the solicitation of an offer to buy any of the securities offered hereby in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus, Prospectus Supplement or any Pricing Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information contained herein or therein is correct as of any time subsequent to their respective dates.

                                 --------------

                               TABLE OF CONTENTS

                                                  Page
                                                ---------
                  PROSPECTUS SUPPLEMENT
Description of the Notes......................        S-2
Currency Risks................................       S-13
Certain United States Federal Income Tax
  Considerations..............................       S-15
U.S. Holders..................................       S-15
Non-U.S. Holders..............................       S-20
Information Reporting and Backup
  Withholding.................................       S-21
Plan of Distribution..........................       S-22
Legal Opinions................................       S-23
                       PROSPECTUS
Available Information.........................          2
Information Incorporated by Reference.........          2
The Company...................................          3
Use of Proceeds...............................          3
Ratios of Earnings to Fixed Charges and
  Earnings to Combined Fixed Charges and
  Preferred Stock Dividends...................          3
Description of the Debt Securities............          3
Description of the Preferred Stock............         17
Description of the Depositary Shares..........         20
Description of the Capital Stock..............         23
Description of the Warrants...................         23
Plan of Distribution..........................         24
Legal Opinions................................         25
Experts.......................................         25

                             International Business
                              Machines Corporation

                                 $4,300,000,000

                               Medium-Term Notes

                             PROSPECTUS SUPPLEMENT

                           Credit Suisse First Boston
                              Goldman, Sachs & Co.
                              Merrill Lynch & Co.
                           Morgan Stanley Dean Witter

                              Salomon Smith Barney

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